EXECUTION COPY

[**] = Identified information has been excluded from this exhibit because it is both (i) information that the Company customarily and actually treats as private or confidential and (ii) is not material.

Exhibit 10.1

[**] = Identified information has been excluded from this exhibit because it is both (i) information that the Company customarily and actually treats as private or confidential and (ii) is not material

AMENDED & RESTATED

LEAD DMD PRODUCT MANUFACTURING & SUPPLY AGREEMENT

by and between

Sarepta Therapeutics Three, LLC

and

CATALENT MARYLAND, INC.

Dated as of November 28, 2022

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TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS		3
1.1.	Definitions	3
ARTICLE II FACILITY DESIGN, CONSTRUCTION, VALIDATION AND OPERATION		3
2.1.	[**] Facility Design, Construction and Validation	3
2.2.	[**] Facility Design, Construction and Validation	3
2.3.	[**] Facility	3
2.4.	Facility Licensure and Maintenance	4
2.5.	Inconsistent Activities	4
2.6.	Employees	4
2.7.	No Obligation to Perform	4
ARTICLE III SAREPTA MATERIALS		5
3.1.	Sarepta Materials	5
3.2.	Ownership and Return of Sarepta Materials	5
3.3.	Due Care	5
ARTICLE IV TECHNOLOGY TRANSFER ACTIVITIES AND CLINICAL SUPPLY		5
4.1.	Scope of Work	5
4.2.	Technology Transfer Activities and Development Activities	6
4.3.	cGMP Manufacturing Runs	6
4.4.	Process Performance Qualification	7
4.5.	Validation and Stability Studies	7
4.6.	Shipment; Title/Risk of Loss	8
4.7.	Invoicing; Payments to Catalent	9
4.8.	Change Orders	10
4.9.	Other Related Services	11
ARTICLE V MANUFACTURE AND COMMERCIAL SUPPLY OF LEAD DMD PRODUCT		11
5.1.	General Requirements	11
5.2.	Purchase of Lead DMD Product	11
5.3.	Purchase Orders; Forecasts; Procedures	13
5.4.	Key Performance Indicators	15
5.5.	Batch Price	15
5.6.	Reserved.	17
5.7.	Reserved.	17
5.8.	Procurement	17
5.9.	Shipment; Title; Delivery	18
5.10.	Invoices and Payment	19
5.11.	Compliance	20

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5.12.	Specification Change; Change Orders	21
5.13.	Validation and Stability Studies	22
5.14.	Filling and Finishing	22
5.15.	Technology Transfer	22
ARTICLE VI QUALITY ASSURANCE; QUALITY CONTROL		23
6.1.	Quality Agreement	23
6.2.	Quality Assurance; Quality Control	23
6.3.	Certificates of Analysis and Certificate of Compliance	24
6.4.	Quality Control Tests	24
6.5.	Testing and Reference Standards	24
6.6.	Process Controls and Tests	24
6.7.	Adverse Trends	24
ARTICLE VII BATCH PROCESSING; SUPPLY INTERRUPTION AND DELAYED DELIVERY		24
7.1.	Batch Processing.	24
7.2.	Termination of a Batch	26
7.3.	Remedies for Failed Batches and Defective Batches	26
7.4.	Supply Interruption	26
ARTICLE VIII BATCH TESTING AND SAREPTA REVIEW; DEFECTIVE BATCHES		27
8.1.	Testing	27
8.2.	Sarepta Review	28
8.3.	Latent Defects	28
8.4.	Defects; Quarantine	28
8.5.	Resolution of Disputes Regarding Nonconformity or Defects	29
8.6.	Remedies for Failed Batches and Defective Batches	29
8.7.	No Other Representations and Warranties	32
8.8.	Survival	32
ARTICLE IX DESIGNATED PERSON; BATCH RECORDS		33
9.1.	Designated Person	33
9.2.	Certificates and Documentation	33
9.3.	Release	33
ARTICLE X CONTINUOUS IMPROVEMENT PROGRAM		33
10.1.	Program	33
10.2.	Meetings	34
10.3.	Progress	34
10.4.	Review	34
10.5.	Implementation; Costs	35
ARTICLE XI Regulatory Matters		35
11.1.	Ownership of Regulatory Materials	35
11.2.	Drug Product Regulatory Filings and Regulatory Approvals	36

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11.3.	Regulatory Authority Communications	36
11.4.	Regulatory Compliance	37
11.5.	Adverse Event Reporting; Safety Data Exchange and Medical Inquiries	38
11.6.	Regulatory Authority Communications Received	38
11.7.	Recall, Withdrawal, or Market Notification of Product	38
11.8.	Regulatory Inspections & Audits	39
11.9.	Environmental Audit of Catalent	40
ARTICLE XII Limitations and Exclusivity		40
12.1.	Limitations	40
12.2.	Exclusivity	41
ARTICLE XIII Force Majeure		41
13.1.	Force Majeure Events	41
13.2.	Examples	41
13.3.	Process	41
ARTICLE XIV Confidentiality		42
14.1.	Confidential Information	42
14.2.	Exceptions to Confidential Information	43
14.3.	Confidentiality Obligations	43
14.4.	Permitted Disclosure and Use	44
14.5.	Notification	44
14.6.	Publicity	44
14.7.	Use of Names	45
14.8.	Defend Trade Secrets Act Notice	45
ARTICLE XV Intellectual Property		45
15.1.	General	45
15.2.	Sarepta Materials	45
15.3.	License to Catalent	45
15.4.	License to Sarepta	46
15.5.	Project Intellectual Property	46
15.6.	Existing Intellectual Property	47
15.7.	Sublicenses.	47
15.8.	Patent Filings; Cooperation	47
15.9.	Notice and Defense of Third-Party Infringement Claims	48
15.10.	Patent Term Extensions	48
15.11.	Product Trademarks	48
ARTICLE XVI AFFILIATES AND SUBCONTRACTORS		48
16.1.	Performance by Affiliates	48
16.2.	Performance by Subcontractors	49
ARTICLE XVII RECORDS AND AUDITS		49
17.1.	Records and Information	49

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17.2.	Financial Records; [**]	50
ARTICLE XVIII Representations and Warranties		51
18.1.	Sarepta and Catalent Mutual Representations and Warranties	51
18.2.	Mutual Covenants; No Debarment	52
18.3.	Additional Representations, Warranties and Covenants by Catalent	52
18.4.	Additional Representations, Warranties and Covenants of Sarepta	52
18.5.	No Other Representations or Warranties	53
18.6.	Catalent Indemnity	53
18.7.	Sarepta Indemnity	53
18.8.	Indemnification Procedures	54
18.9.	Insurance.	55
ARTICLE XIX Termination and Survival		55
19.1.	Term and Termination	55
19.2.	Effect of Termination	56
ARTICLE XX Dispute Resolution		59
20.1.	Disputes	59
20.2.	Dispute Resolution	60
20.3.	Patent and Trademark Dispute Resolution	60
20.4.	Injunctive Relief	60
20.5.	Continued Performance	60
ARTICLE XXI Miscellaneous		60
21.1.	Assignment; Binding Effect	60
21.2.	Expenses	61
21.3.	Notices	61
21.4.	Severability	61
21.5.	Entire Agreement	62
21.6.	Waiver	62
21.7.	Governing Law	62
21.8.	Further Assurances	62
21.9.	Headings	62
21.10.	Counterparts	62
21.11.	Construction	63
21.12.	Interpretation	63
21.13.	Relationship of the Parties	63

Exhibits

A Definitions

B Lead DMD Product Scope of Work

B-1 Process Development Scope of Work

B-2 Analytical Testing Scope of Work

C Approved Subcontractors

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D Sarepta Therapeutics: Notice of Batch Forecasts

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AMENDED AND RESTATED

LEAD DMD PRODUCT MANUFACTURING & SUPPLY AGREEMENT

THIS AMENDED AND RESTATED LEAD DMD PRODUCT MANUFACTURING & SUPPLY AGREEMENT (this “Agreement”), dated as of the 28th day of November, 2022 (the “Effective Date”), is entered into by and among Sarepta THERAPEUTICS, INC., a corporation organized and existing under the Laws of Delaware and having a place of business at 215 First Street, Boston, Massachusetts 02142, (“Sarepta”), and CATALENT MARYLAND, INC. (formerly Paragon Bioservices, INC.), a corporation organized and existing under the Laws of Delaware and having a place of business at 801 West Baltimore Street, Suite 302, Baltimore, Maryland 21201 (“Catalent”). Sarepta and Catalent are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Sarepta possesses expertise in the pharmaceutical research, development and commercialization of human therapeutics and has a microdystrophin gene therapy drug targeting Duchenne muscular dystrophy (hereinafter referred to as the “Lead DMD Product”, as further defined herein);

WHEREAS, Sarepta is interested in securing commercial scale manufacturing capacity for the Lead DMD Product and other drugs of which Sarepta or its designated Affiliates or Strategic Partners may later contract with Catalent for clinical or commercial supply (collectively, the Lead DMD Product and other Sarepta gene therapy drugs that are Manufactured by Catalent pursuant to a Sarepta Supply Agreement are referred to herein as the “Sarepta Drug Products”);

WHEREAS, Catalent has process development, manufacturing, and related services experience and expertise, and operates facilities for the development and manufacturing of biopharmaceuticals, including a commercial scale biomanufacturing facility located at the [**] Facility;

WHEREAS, on October 8, 2018, the Parties executed a Collaboration Agreement (the “Original Collaboration Agreement”) under which Catalent committed to provide Sarepta with dedicated biomanufacturing space at the [**] Facility and, subject to future agreements, to perform certain services and clinical and commercial supply of the Sarepta Drug Products;

WHEREAS, the Original Collaboration Agreement established, among other items, (1) the terms and conditions regarding the governance of the dedicated clean room suites for the Manufacture of the Sarepta Drug Products (collectively, the “Dedicated Clean Room Collaboration”), and [**];

WHEREAS, on February 22, 2019 (the “Original Effective Date”), the Parties executed a Manufacturing and Supply Agreement for the Lead DMD Product (the “Original Lead DMD Agreement”), which set forth the terms and conditions as to (i) the technology transfer and clinical supply Manufacturing of the Lead DMD Product Bulk Drug Substance and Drug Product and (ii) the commercial Manufacturing of the Lead DMD Product Bulk Drug Substance and Drug Product;

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WHEREAS, on May 20, 2019, Catalent Pharma Solutions, Inc., (“CPS”) a leading global provider of advanced delivery technologies and development solutions for drugs, biologics, and consumer health products, acquired Paragon Bioservices, Inc., which is now Catalent, a subsidiary of CPS (the “Acquisition”);

WHEREAS, on July 24, 2019, the Parties executed the first amendment to the Original Lead DMD Agreement to (i) add two additional scopes of work for process development and analytical testing involving the Lead DMD Product, attached thereto as Exhibits B-1 and B-2, respectively (the “Process Development-Focused SOWs”), and (ii) amend certain defined terms;

WHEREAS, on September 11, 2019 Sarepta exercised its option to take the Optional Clean Rooms (as originally defined in the Original Collaboration Agreement) and, consequently, Catalent had dedicated four clean room suites in the [**] Facility for the Manufacture of Sarepta Drug Products, two of which were maintained as dedicated to Sarepta by the Letter Agreement between the Parties of March 23, 2021 (the two suites dedicated to Sarepta, the “Sarepta Clean Room Suites,” referred to as Suites 3 and 4, as further defined herein);

WHEREAS, the Parties contemplate that the Dedicated Clean Room Collaboration will lead to clinical and commercial supply agreements for additional products that will be negotiated and executed by the Parties, subject to the capacity of the Sarepta Clean Room Suites (the Lead DMD Agreement and such additional supply agreements are each a “Sarepta Supply Agreement” and collectively the “Sarepta Supply Agreements”);

WHEREAS, contemporaneous with the execution of this Agreement, the Parties executed an Amended and Restated Collaboration Agreement (the “Amended and Restated Collaboration Agreement”) to reflect the Parties understanding as to (i) the Parties’ acknowledgment of CPS, as the acquirer of Paragon Bioservices, Inc., and the need to amend certain terms and conditions of the Original Collaboration Agreement to reflect the Acquisition, and (ii) make such other changes deemed necessary or beneficial by the Parties;

WHEREAS, the Parties intend for this Agreement to replace and supersede the Original Lead DMD Agreement, as amended, in its entirety to reflect the Parties understanding as to (i) the rights, obligations, terms, and conditions among the Parties with respect to the Sarepta Clean Room Suites pursuant to the Dedicated Clean Room Collaboration, (ii) the Parties acknowledgment of CPS, as the acquirer of Paragon Bioservices, Inc., and (iii) the need to adjust the terms and conditions of the Original Lead DMD Agreement to reflect the Acquisition and to make other adjustments deemed necessary or beneficial by the Parties.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and provisions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

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ARTICLE I
DEFINITIONS

1.1. Definitions. All capitalized terms used herein, including in the Exhibits and Schedules hereto, shall have the meanings specified in Exhibit A attached hereto or elsewhere in this Agreement, as applicable, unless otherwise specified.

ARTICLE II
FACILITY DESIGN, CONSTRUCTION, VALIDATION AND OPERATION

2.1. [**] Facility Design, Construction and Validation. Under the Amended and Restated Collaboration Agreement, Catalent is responsible for the design, construction and validation of the Sarepta Clean Room Suites at the [**] Facility, including purchasing and installing the equipment to be used in the Sarepta Clean Room Suites in accordance with the designs provided by Catalent and agreed to by Sarepta. In addition, under the Amended and Restated Collaboration Agreement, Catalent is responsible for validating and maintaining the Sarepta Clean Room Suites, as it relates to the Manufacture of Lead DMD Product according to Sarepta’s process, in accordance with cGMPs and the Quality Agreement with Sarepta such that Sarepta is able to seek Regulatory Approval for use of the [**] Facility in connection with the filing of a BLA for the Lead DMD Product. Catalent shall work with Sarepta to assure that the design of the [**] Facility, the equipment used and other aspects of the [**] Facility are done in a manner that accommodates the Sarepta Technology and Manufacturing processes, Catalent implements a quality management system acceptable to Sarepta, and Catalent maintains the [**] Facility ready for inspection by Sarepta or Regulatory Authority in connection with the BLA submitted by Sarepta. Catalent shall use commercially reasonable efforts to complete the validation of the [**] Facility in accordance with time frames agreed upon by Sarepta and Catalent under this Agreement and the Amended and Restated Collaboration Agreement. The [**] Facility will be designed in a manner that meets cGMPs, meets quality requirements acceptable to Sarepta and is in compliance with applicable Laws and Regulatory Acts. Catalent shall notify Sarepta in writing following completion of the construction and commissioning of the [**] Facility, and thereafter Sarepta shall audit the [**] Facility in accordance with the procedures set forth in this Agreement for purposes of supporting the Readiness Determination.

2.2. [**] Facility Design, Construction and Validation. Catalent may, at Catalent’s discretion, design, construct and validate clean room suites at the [**] Facility, including purchasing and installing equipment suitable for manufacturing gene therapy products. The Parties may discuss in good faith the possibility of manufacturing one or more Sarepta products at the [**] Facility. Sarepta shall, at Catalent’s request, reasonably cooperate with Catalent to assure that the design of the [**] Facility accommodates the Sarepta Technology and Manufacturing Processes. If the Parties agree that it would be desirable to Manufacture Sarepta product(s) at the [**] Facility, once the [**] Facility is constructed and validated the Parties will negotiate in good faith a plan to validate the Manufacture of one or more Sarepta products at the [**] Facility. Such plan will include allocations of costs and other responsibilities for the validation of the Manufacture of Sarepta products at the [**] Facility.

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2.3. [**] Facility. Catalent operates the [**] Facility which currently has the capability to prepare working cell banks, develop products and processes, and fill and finish clinical and commercial drug products. Catalent may perform certain Manufacturing activities described herein at the [**] Facility, provided that (a) Sarepta is given prior notice and provides prior approval of such Manufacturing activities, and (b) such Manufacturing Activities are otherwise consistent with all requirements applicable to such Manufacturing activities under this Agreement, including, without limitation, compliance with the Quality Agreement and applicable Laws. Subject to the Parties’ agreement, Manufacturing activities at the [**] Facility may be transferred to the [**] or [**] Facility.

2.4. Facility Licensure and Maintenance. Catalent will take all necessary actions to maintain in full force and effect at all times during the Term of this Agreement all permits, licenses, approvals and authorizations that allow Catalent to carry out its obligations under this Agreement, including any licenses in connection with Manufacturing in the Catalent Facility, and including, after approval of the Lead DMD Product, permits, licenses, approvals and authorizations in connection with licensed Manufacture in the Catalent Facility relating to the Bulk Drug Substance and Drug Product. Catalent shall operate and maintain the Catalent Facility and all equipment used in the Manufacture of Lead DMD Product in compliance with cGMPs, applicable Laws and Regulatory Acts, and the then current Quality Agreement between Sarepta and Catalent, and shall maintain a quality management system acceptable to Sarepta and assure the capacity of the Catalent Facility is sufficient to meet the requirements of this Agreement. Catalent shall not perform any Development, Manufacturing or Commercialization activities with respect to any Sarepta Drug Product at a facility other than the Catalent Facilities (as defined herein) without Sarepta’s prior written consent.

2.5. Inconsistent Activities. During the use of the Sarepta Clean Room Suites for the Manufacture of Bulk Drug Substance pursuant to this Agreement, Catalent agrees that Catalent will not permit any activities within the Sarepta Clean Room Suites that are incompatible with and/or could compromise the Bulk Drug Substance being Manufactured by Catalent pursuant to this Agreement. Catalent shall be responsible, at its expense, to ensure that appropriate testing, cleaning, validation of cleaning procedures, remediation and other activities are undertaken in accordance with the Quality Agreement to provide for the readiness of the Catalent Facility for Manufacturing the Bulk Drug Substance or Drug Product [**], including to ensure no cross-contamination.

2.6. Employees. Catalent also shall be responsible for providing and/or hiring appropriately qualified personnel, including personnel with expertise in technical development, Manufacturing, operations, quality assurance, quality control and regulatory affairs, in accordance with a staffing plan agreed upon by Sarepta, such staff to be capable of operating the Catalent Facility in accordance with cGMPs and the Quality Agreement. Catalent shall assure that such staff receive appropriate training to carry out the responsibilities assigned to them.

2.7. No Obligation to Perform. Neither Catalent nor its Affiliates shall be obligated to Manufacture any Sarepta Drug Product for sale in any countries that are targeted by the comprehensive sanctions, restrictions or embargoes administered by the United Nations, European Union, United Kingdom, or the United States if it is prevented from doing so, or would be required

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to obtain or apply for special permission to do so, due to any restriction (such as an embargo) imposed on it by any Governmental Authority, including those imposed by the U.S. Department of the Treasury’s Offices of Foreign Assets Control.

ARTICLE III
SAREPTA MATERIALS

3.1. Sarepta Materials. Sarepta will provide to Catalent the Sarepta Materials for use in the Manufacture of Lead DMD Product in accordance with this Agreement. Catalent shall maintain a written record setting forth the type and name of all Sarepta Materials, the amount provided, the date provided, amounts used and the purpose of each use, and such other information as is appropriate to adequately record, track and account for all Sarepta Materials. [**].

3.2. Ownership and Return of Sarepta Materials. All Sarepta Materials shall remain the sole property of Sarepta, shall be used by Catalent only in carrying out its obligations under this Agreement and for no other purpose, shall not be transferred to any Third Party that is not specifically authorized in advance and in writing by Sarepta, and shall be returned to Sarepta upon request by Sarepta and at Sarepta’s expense at the termination of this Agreement or when no longer being used, upon request by Sarepta and at Sarepta’s expense.

3.3. Due Care. Catalent will use and store the Sarepta Materials with due care and in compliance with the applicable Storage Guidelines. Title and risk of loss or damage to such Sarepta Materials will at all times remain with [**], provided, however, that the foregoing shall not limit Catalent’s liability for any damage to or loss of Sarepta Materials [**].

ARTICLE IV
TECHNOLOGY TRANSFER ACTIVITIES AND CLINICAL SUPPLY

4.1. Scope of Work. Upon the Original Effective Date of this Agreement, Catalent and Sarepta commenced with implementation of the Lead DMD Product Scope of Work attached hereto as Exhibit B (as the same may be amended or modified pursuant hereto, the “Scope of Work” or “SOW”). The Scope of Work is comprised of one or more of the following activities: (a) transfer of the Sarepta Technology, including [**], to Catalent to enable the performance of the other phases of the Scope of Work (the “Technology Transfer Activities”), (b) performance of certain Development activities, including process development and analytical testing work on the Lead DMD Product (the “Development Activities”), (c) using the Sarepta Technology Manufacturing process (including any Improvements thereto), performance of engineering runs and cGMP Manufacturing for Sarepta’s clinical trials (the “cGMP Manufacturing Runs”), and (d) performance of process qualification in support of Sarepta’s anticipated regulatory filings with the FDA (“Process Performance Qualification” or “PPQ”). With respect to each of the foregoing activities, Catalent shall submit for written approval by Sarepta that each phase is completed, and such approval shall not be unreasonably withheld or delayed. Additional activities may be included and made part of the Scope of Work, provided that any such additional activities are (1) included in a written supplemental exhibit that is sequentially numbered (e.g., B-1, B-2, etc.), (2) specifically makes reference to this Agreement, (3) incorporates the terms and conditions hereof

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by reference, and (4) includes a detailed description of the additional activities to be performed, the pricing, any equipment to be procured by Catalent at Sarepta’s expense, including procurement and other related costs, and a signature block for both Parties. Once executed by the Parties, each additional exhibit shall be deemed part of, subject to and governed by the Agreement. In the event of any conflict between the Scope of Work and this Agreement, the terms of this Agreement shall prevail.

4.2. Technology Transfer Activities and Development Activities.

(a) Catalent and Sarepta shall each diligently perform the Technology Transfer Activities and the Development Activities in a professional and workman-like manner and in accordance with the activities, timeline and budget set forth in the Scope of Work. Catalent shall commit to the Technology Transfer Activities and the Development Activities appropriately qualified personnel, including, as appropriate, personnel with expertise in Development, Manufacturing, operations, quality assurance, quality control, and regulatory affairs. Sarepta shall provide reasonable assistance in connection with the Technology Transfer Activities and Development Activities and shall oversee the Technology Transfer Activities and the Development Activities, including [**]. Each Party shall comply with any applicable regulatory requirements in connection with the performance of the Technology Transfer Activities and the Development Activities.

(b) The Parties acknowledge that it is unlikely that this Agreement will cover each and every item and action that will be needed for the Technology Transfer Activities and the Development Activities. Instead, this Agreement is meant to establish an appropriate business relationship and basis upon which the Parties can continue to cooperate in good faith from time to time as additional transitional issues are identified after the Effective Date. For the avoidance of doubt, it is intended that the Parties shall use their respective good faith efforts based on their responsibilities to facilitate the timely progress of the Technology Transfer Activities and the Development Activities.

4.3. cGMP Manufacturing Runs. Following the completion of the Technology Transfer Activities and the Readiness Determination of Sarepta Clean Room Suites 3 and 4, and pursuant to a schedule agreed upon by the JSC, Catalent will commence with the performance of the tasks associated with the cGMP Manufacturing Runs. These tasks include [**] in accordance with cGMPs, the Specifications, the Quality Agreement, any applicable Laws and otherwise in accordance with this Agreement. Drug Product for [**] will be Manufactured at the Catalent Facility, as determined by Catalent and approved in writing by Sarepta, which approval shall not be unreasonably withheld, and in accordance with cGMPs, the Specifications, the Quality Agreement, any applicable Laws and otherwise in accordance with this Agreement. Catalent agrees to use commercially reasonable efforts to meet the Delivery timelines that have been established [**]. Catalent shall also perform the following relating to the Manufacture of the Lead DMD Product Bulk Drug Substance and Drug Product, as more fully set forth in the Scope of Work, the Specifications and the Quality Agreement:

(a) Testing, Characterization and Release. Catalent shall perform testing, characterization and release of Batches of Bulk Drug Substance and/or Drug Product as provided

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in the Quality Agreement. The responsibility for the testing of certain Raw Materials will be set forth in the Quality Agreement.

(b) Stability Testing. Catalent shall perform stability testing and issue results in accordance with the Quality Agreement.

(c) Storage. Catalent shall perform all storage of Bulk Drug Substance and Drug Product in accordance with the Storage Guidelines.

4.4. Process Performance Qualification. Catalent shall perform Process Performance Qualification in support of Sarepta’s BLA submission to the FDA for the Lead DMD Product in accordance with cGMPs, the Specifications, the Quality Agreement, any applicable Laws, and otherwise in accordance with this Agreement. Such Process Performance Qualification includes, [**]. Catalent agrees to use commercially reasonable efforts to meet the timelines set forth in the Scope of Work. The Process Performance Qualification will be completed upon Catalent’s completion of the number of lots of Bulk Drug Substance and Drug Product specified in the Scope of Work, as the same may be amended as provided herein, that each conform to the Product Requirements (collectively, the “PPQ Lots”), along with corresponding documentation, Certificate of Analysis, Certificate of Compliance and validation reports for each such lot. The date upon which a final report confirming the completion of these PPQ activities has been submitted by Catalent and approved by Sarepta shall be referred to herein as the “PPQ Completion Date.” Sarepta’s approval of the completion of the PPQ activities shall not be unreasonably withheld or delayed.

4.5. Validation and Stability Studies.

(a) General. Catalent shall perform on an on-going basis all validation and stability studies required by, and in accordance with, the Specifications, cGMPs, applicable Laws and Regulatory Acts, and the Quality Agreement in connection with the Manufacturing of Bulk Drug Substance and Drug Product for the Lead DMD Product.

(b) Duties. Pursuant to a Scope of Work or Purchase Order, Catalent shall perform such validation and/or stability studies in accordance with the following:

(i) prepare and provide to Sarepta, in the format designated in the Quality Agreement, applicable Regulatory Materials as required for submission to any Regulatory Authority;

(ii) pull, store and analyze data and maintain, for periods of time set forth in the Quality Agreement, a database containing applicable Regulatory Materials, and provide Sarepta and any applicable Regulatory Authorities with such cooperation as is requested to respond to regulatory inquiries or investigations;

(iii) notify Sarepta promptly and in accordance with the timing set forth in the Quality Agreement if any Batch of Bulk Drug Substance or Drug Product fails any stability test(s), and initiate an investigation of such failure, promptly provide to Sarepta

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all test results from the investigation and consult with and reach agreement with Sarepta on corrective actions to be taken; and

(iv) report to Sarepta promptly and in accordance with the timing set forth in the Quality Agreement any atypical results, deviations or adverse trends exhibited during testing, or process deviations, including, by way of example only, those which might reasonably be expected to impact quality or physical characteristics of the Bulk Drug Substance and/or Drug Product, and initiate an investigation thereof, promptly providing to Sarepta all test results from the investigation, and consulting with and reach agreement with Sarepta on corrective actions to be taken in accordance with the Quality Agreement.

4.6. Shipment; Title/Risk of Loss.

(a) Acceptance of Batch Documentation. In the case of Batches designated as cGMP Batches per the Scope of Work or Purchase Orders issued prior to Lead DMD Product Launch, Catalent will Manufacture them in accordance with the Product Requirements and Catalent will store and ship them in accordance with the applicable provisions of the Quality Agreement and the Storage Guidelines. As soon as Catalent has determined that a Batch complies with the Product Requirements, Catalent will send to Sarepta by a mutually agreed upon method the Batch Documentation. Sarepta will review the Batch Documentation to confirm that it meets the Product Requirements and to determine the appropriate use of that Batch. Within [**] of receipt of Batch Documentation, unless otherwise agreed to by the Parties, Sarepta shall either provide its acceptance of the Batch Documentation in accordance with the procedures set forth in the Quality Agreement (“Sarepta Approval”) or, in the event Sarepta has identified specific issues or deviations with the Batch Documentation, give written notice thereof to Catalent, and such specific issues or deviations shall be resolved by the Parties in accordance with the Quality Agreement. [**] Upon Sarepta Approval, the Batch Documentation will be deemed approved and the relevant Batch of Product may be made available for shipment as provided in Section 4.6(b), provided that the granting of Sarepta Approval with respect to a Batch shall not preclude a subsequent claim with respect to any Latent Defect in such Batch in accordance with Section 8.3.

(b) Shipment. Following Sarepta Approval, and when Sarepta requests shipment of Batches of Bulk Drug Substance or Drug Product, Catalent will deliver such Batches to Sarepta, or to a location designated by Sarepta, including any Catalent or CPS facilities where additional Services are to be performed, as requested, for shipment from the Catalent Facility [**]. The term “Delivery” of Batches of Bulk Drug Substance or Drug Product shall have the same meaning as that set forth in Section 5.9(b). Catalent will store Bulk Drug Substance in accordance with the Quality Agreement and the Storage Guidelines as provided in Section 5.9(b).

(c) Title/Risk of Loss. Title to and risk of loss with respect to any Batch of Bulk Drug Substance and any Batch of Drug Product resulting therefrom shall pass [**].

(d) Delivery Timing. The timing of Delivery of clinical supply of Bulk Drug Substance and Drug Product Manufactured prior to the Lead DMD Product Launch will be as set forth in the Scope of Work, the applicable Purchase Order or otherwise agreed to by the Parties.

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4.7. Invoicing; Payments to Catalent.

(a) Scope of Work. As set forth in the Scope of Work attached hereto as Exhibit B, Sarepta and Catalent have agreed upon pricing for the Technology Transfer Activities, the Development Activities, cGMP Manufacturing Runs and Process Performance Qualification activities to be performed by Catalent under this Agreement. With respect to services performed by Catalent prior to Lead DMD Project Launch other than the Manufacture of Bulk Drug Substance and/or Drug Product pursuant to a Purchase Order, including but not limited to [**] will create, with input from [**], and the Parties shall mutually agree upon a customized schedule for payments (each, a “Payment Schedule”) to be included in the Scope of Work. Upon the execution of any Change Order or a material shift in the anticipated timeline of the payment obligations, Catalent shall promptly provide Sarepta with an updated Payment Schedule reflecting the corresponding updates to the timeline and/or timing of payments set forth therein. Catalent shall provide invoices to Sarepta for payments as set forth in the applicable Payment Schedule. With respect to any amounts that are due upon the completion of any milestones or deliverables set forth in the Scope of Work, [**], in its reasonable discretion, will determine when such milestone or deliverable is complete. Each such payment shall be due and payable within [**] following the receipt of the invoice. If [**] proposes to adjust the amounts set forth in the Scope of Work or the corresponding Payment Schedule, the Parties shall follow the procedures set forth in Section 4.8 with respect to a Change Order, and no such adjustment shall take effect absent a Change Order with respect thereto.

(b) Invoicing for Statements of Work. Catalent will invoice Sarepta as specified in an applicable SOW. Each such payment shall be due and payable within [**] following the receipt of the invoice.

(c) Pass-Through Costs.

(i) Catalent shall provide monthly invoices to Sarepta for all Pass-Through Costs arising under a Scope of Work, including [**], as applicable, provided that, (i) in the event that purchases are projected to exceed [**]. Notwithstanding anything to the contrary in this Agreement, payment for amounts invoiced by Catalent shall be due and payable within [**] following receipt of any other invoice. Raw Materials for Batches ordered under Section 5.3 will be invoiced in accordance with Section 5.8.

(ii) At least [**] prior to the initiation of each major activity of the Scope of Work, Catalent will prepare and provide to Sarepta a good-faith itemized estimate (an “Estimate”) of expected costs and expenses to be incurred by Catalent for Raw Materials and any outsourced services which the Parties mutually agree to treat as a Pass-Through Cost. If the actual cost associated with a major activity will exceed the Estimate by more than [**], Catalent shall notify Sarepta [**].

(d) All payments to Catalent by Sarepta shall be in United States currency and shall be by wire transfer to:

[**]

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(e) Notwithstanding anything to the contrary herein, all invoices issued pursuant to this Agreement shall be payable within the time periods expressly set forth herein unless Sarepta notifies Catalent of a disputed invoice amount. Sarepta will pay all undisputed amounts of such invoice within the applicable payment term period. In the case of a disputed amount, the Parties will in good faith discuss the item and seek resolution. Any unresolved dispute pertaining to an invoice amount or the payment obligation with respect thereto shall be resolved in accordance with Article XX of this Agreement, provided that any dispute relating to quality matters (e.g., compliance with cGMP and conformity of the Lead DMD Product with the Product Requirements) shall be raised and resolved in accordance with the Quality Agreement. Sarepta will pay all undisputed amounts of such invoice, if any, within the applicable payment term period. In the event that Sarepta has not paid any undisputed invoice amounts on or before the applicable due date, such failure shall be considered a material breach under this Agreement, subject to applicable cure provisions. [**]

4.8. Change Orders

(a) Catalent Initiated Changes. Before Catalent may amend or change the Scope of Work, Catalent shall prepare a Change Order describing in reasonable detail the nature of such change(s) and propose such Change Order to Sarepta for Sarepta’s review and written approval. All approved Change Orders shall be approved and signed by the Project Manager of each Party or by such other authorized representatives of Catalent and Sarepta that the Project Managers may designate. If any changes contemplated by a Change Order will have a financial or other impact on the Scope of Work, Catalent shall include in the Change Order a written description of such impacts. If the authorized Sarepta Representative approves the Change Order notwithstanding Catalent’s notice of any resulting cost increase, Sarepta shall reimburse Catalent for the cost of such changes as detailed in the Change Order. Upon approval of the Change Order, the Change Order will be implemented [**] in a good faith effort to meet the development and manufacturing timelines as set forth in the Scope of Work.

(b) Sarepta Requested Changes. Sarepta shall have the right to request reasonable modifications to the Scope of Work by providing notice thereof to Catalent. Upon receipt of such notice, Catalent shall generate a Change Order in accordance with the process described in Section 4.8(a) and submit such Change Order to the Sarepta authorized representative for review and approval. If the Sarepta authorized Representative approves the Change Order notwithstanding Catalent’s notice of any resulting cost increase, Sarepta shall reimburse Catalent for the cost of such changes as detailed in the Change Order. Upon approval of such Change Order by the authorized Representative of each Party, the Change Order will be implemented [**] in a good faith effort to meet the development and manufacturing timelines as set forth in the Scope of Work or as described in the Change Order.

(c) The procedures of Sections 4.8(a) or (b) shall be employed for any changes requested to document(s) which are part of Catalent’s cGMP document system provided that the approval of the appropriate Catalent department heads (including the Quality Assurance department) shall be required prior to any such change and any such changes are in compliance with cGMPs, the Specifications, the Quality Agreement, any applicable Laws and otherwise in

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accordance with this Agreement. In the event of any requested change to a Sarepta-specific document, Sarepta approval shall also be required.

4.9. Other Related Services. Catalent shall provide such other services relating to the Lead DMD Product as agreed to between the Parties in a scope of work, which shall include the scope and fees for any such services and the terms and conditions of this Agreement shall govern and apply to such services.

ARTICLE V
MANUFACTURE AND COMMERCIAL SUPPLY OF LEAD DMD PRODUCT

5.1. General Requirements. Sarepta is developing the Lead DMD Product pursuant to a clinical development plan that currently projects a potential Marketing Authorization in 2023. Pursuant to the terms and conditions of this Agreement, and upon the receipt of a Purchase Order from Sarepta under this Agreement, Catalent agrees to Manufacture commercial supply of Lead DMD Product Bulk Drug Substance and Drug Product at the Catalent Facility.

5.2. Purchase of Lead DMD Product.

(a) Upon receipt of a Purchase Order from Sarepta submitted in accordance with Section 5.3, Catalent will Manufacture the Lead DMD Product in accordance with the Product Requirements, cGMPs, the then-current Quality Agreement and any applicable Laws and otherwise in accordance with this Agreement.

(b) In connection with the Manufacture of a Batch ordered in accordance with Section 5.3, Catalent shall charge Sarepta the Batch Price set forth in Section 5.5, as applicable. Upon commencement of the Post-Launch Period, Sarepta will order at least[**] of its annual commercial requirements for the Bulk Drug Substance and Drug Product (the “Minimum Order Quantity”) from Catalent. Sarepta may maintain dedicated Sarepta Clean Room Suites [**] by placing [**] (the “Minimum Annual Threshold”). Sarepta may satisfy the Minimum Annual Threshold with orders for any services or products manufactured using [**].

(c) [**] is established pursuant to the Amended and Restated Collaboration Agreement and shall be reviewed on a periodic basis by the JSC (or a subcommittee thereof designated by the JSC) and may change from time to time based upon the final manufacturing process and/or changes implemented as a result of the Continuous Improvement Program.

(d) Provided that Catalent is in compliance with the terms of this Agreement, prior to Sarepta’s engagement of a Third Party [**] to Manufacture Bulk Drug Substance or Drug Product of the Lead DMD Product, Sarepta shall provide Catalent written notice and the opportunity to meet the additional supply needs. Sarepta and Catalent shall promptly meet to discuss the details of the additional supply needs including, [**] important details. [**]

5.3. Purchase Orders; Forecasts; Procedures.

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(a) Upon receipt of a Purchase Order from Sarepta pursuant to this Agreement, Catalent shall Manufacture Batches of Bulk Drug Substance and/or Drug Product in accordance with the Product Requirements, cGMPs, the then-current Quality Agreement and any applicable Laws and otherwise in accordance with this Agreement. [**]

(b) With respect to orders of Batches of Bulk Drug Substance, Sarepta shall provide forecasts of its ordering needs and, as set forth in Section 5.3(f) below, place with Catalent Purchase Orders for the supply of Bulk Drug Substance of Sarepta Drug Products being Manufactured by Catalent pursuant to this Agreement. Such Purchase Orders shall also include orders for Drug Product as needed.

(c) Initial Forecast.

(i) The Parties have agreed to an initial forecast (the “Initial Forecast”) through [**].

(ii) Subject to the Initial Forecast Refresh (defined below) and the rights to make other adjustments set forth herein, the Initial Forecast will be binding as to [**] (such quarters are each a “Binding Quarter” or “BQ” and the entire period is the “Binding Orders Period”). [**] (the “Initial Forecast Refresh”), [**]. The Initial Forecasts and subsequent Rolling Forecasts shall be provided by Sarepta to Catalent in a form of notice substantially similar to the example notice provided in Exhibit D.

(d) Rolling Forecast. Prior to [**], Sarepta will refresh its forecast and extend the forecast to [**]. In the rolling forecast, the [**] shall be BQs, and the [**] of the rolling forecast shall be non-binding (each such quarter a “Non-Binding Quarter” or “NBQ”). When the rolling forecast is refreshed, the previous [**] is added to the forecast (such forecasting then becomes the “Rolling Forecast”).

(e) Forecast Modification; Monitoring. In addition to the Initial Forecast Refresh, Sarepta will be afforded the flexibility to make modification requests to the Initial and Rolling Forecasts, as set forth below (each a “Forecast Modification”). Subject to the Minimum Annual Threshold, if a Forecast Modification is made for [**] that requests Manufacture of a Batch of Sarepta drug product other than that which was originally forecasted, Catalent shall use commercially reasonable efforts, but shall not be obligated, to Manufacture the Batch of different Sarepta drug product; and if such a Forecast Modification is made with respect to [**], Catalent shall be obligated to Deliver such Batches of different Sarepta drug product in accordance with a Delivery schedule to be agreed by the Parties at the time of the Forecast Modification. If a Forecast Modification is made for [**] that requests additional Batches over what was originally forecast (the “Additional Batches”), Catalent shall use commercially reasonable efforts, but shall not be obligated, to Manufacture the Additional Batches. If a Forecast Modification is made for [**] that requests Additional Batches (subject to the Maximum Annual Batches cap), as provided in Section 5.3(a), Catalent shall be obligated to Deliver such Batches in accordance with a Delivery schedule to be agreed by the Parties at the time of the Forecast Modification. If the Forecast Modification results in a reduction of Batches to be Delivered by Catalent during the Binding Orders Period, Sarepta shall be obligated to pay Catalent for all Batches ordered for [**]. During the period in

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which Catalent is Manufacturing Bulk Drug Substance and/or Drug Product, the JSC will have periodic teleconferences or meetings to monitor and review the status of Manufacturing operations and to address any issues that may arise.

(f) Production Schedule; Purchase Orders; Delivery Dates. Within [**] following Catalent’s receipt of the Initial Forecast and each Rolling Forecast thereafter, Catalent shall prepare, with input from Sarepta, a Batch production schedule for the Binding Orders Period which includes the order of production (including anticipated start dates) for each Batch of Bulk Drug Substance and Drug Product forecasted and the anticipated delivery to Sarepta of the Batch Documentation for each such Batch (the “Production Schedule”). In preparing the Production Schedule, the production timeline for each Batch of Bulk Drug Substance or Drug Product being Manufactured during the Binding Orders Period shall be based upon reasonable time estimates for the Manufacture/Release Period, delivery of Batch Documentation, Sarepta’s review and approval of the Batch Documentation and a reasonable amount of time for the investigation and clearance of deviations that may have occurred during the Manufacture/Release Period. Within [**] from Sarepta’s receipt of the Production Schedule, Sarepta shall submit to Catalent binding Purchase Orders specifying the number of Batches, the Sarepta Drug Product or Bulk Drug Substance being Manufactured, and the anticipated Delivery dates as specified in the Production Schedule. If Catalent is unable to Deliver the required Batches specified in a Purchase Order on or before the anticipated Delivery date set forth in the Production Schedule, Catalent shall notify Sarepta promptly upon discovery of its inability to meet the Production Schedule. [**]. All acknowledged Purchase Orders submitted pursuant to this Agreement shall be binding on Catalent and Sarepta. No later than [**] after Sarepta’s submission of a Purchase Order, Catalent shall provide Sarepta with written acknowledgment of receipt of the Purchase Order. Catalent shall timely Manufacture and Deliver the amounts ordered by Sarepta in accordance with Production Schedule, and Catalent shall use commercially reasonably efforts to Manufacture and Deliver any Additional Batches; it being understood that Catalent’s failure to supply such Additional Batches shall not constitute a breach under this Agreement.

(g) Delays and Suspensions. The provisions in this Section 5.3 are intended to apply to situations involving the ongoing, uninterrupted Manufacture of Sarepta Drug Products once the Lead DMD Product Launch has occurred. [**]

5.4. Key Performance Indicators. Sarepta and Catalent shall use Key Performance Indicators to evaluate Catalent’s performance of its obligations under this Agreement. [**] prior to initiating Manufacturing activities under this Agreement, a list of the indicators that shall be the “Key Performance Indicators” shall be mutually agreed in writing by the Parties. [**] For the avoidance of doubt, none of the Key Performance Indicators will pertain to quality matters or quality attributes of the Lead DMD Product, which are governed by the Quality Agreement.

5.5. Batch Price. All Batches Manufactured pursuant to a Purchase Order issued pursuant to Section 5.3 will be charged on a per Batch basis (the “Batch Price”).

(a) Bulk Drug Substance. For Batch orders placed pursuant to Section 5.3 [**], the Batch Price for Bulk Drug Substance shall be [**]. [**] The deliverables for a Bulk Drug Substance Batch include [**]. Upon completion of [**], and annually thereafter, the JSC will

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evaluate and, if appropriate, recommend reasonable modifications to the Batch Price for Bulk Drug Substance that are reflective of and consistent with [**].

(b) Drug Product. The Batch Price for Drug Product shall be [**]. The deliverables for a Drug Product Batch include [**]. Upon completion of [**], and annually thereafter, the JSC will evaluate and, if appropriate, recommend reasonable modifications to the Batch Price for Drug Product that are reflective of and consistent with [**].

(c) All Raw Materials (other than Sarepta Materials) will be charged to Sarepta [**]. Catalent shall provide details of such Raw Materials on a recurring basis based on a mutually agreed upon reporting format. Estimates should generally be provided on an [**] basis as may be agreed between parties. Annually, in connection with the JSC’s review of the Batch Price pursuant to this Section 5.5, the Parties agree to review the inventory of Raw Materials necessary to support the Batches of Bulk Drug Substance ordered by Sarepta for the Binding Orders Period, and the ordering and storage necessary to support the same. Such review shall be part of and subject to the Continuous Improvement Program set forth in Article X below.

(d) Pass-Through Costs incurred by Catalent will be charged to Sarepta at [**]. [**] the Parties will mutually agree upon a list of costs that are directly associated with the Manufacturing of Batches, including a reasonable estimate of annual costs supported by reasonable documentation.

(e) Starting in [**], Catalent may increase the Batch Price [**] (“FY”) in accordance with increases in [**]. If the relevant [**] is not reported for January or December of the prior year, any increase or decrease shall be measured against the most recent year for which data is available for January and December.

(f) Catalent shall work with Sarepta to put in place a mutually accepted cost tracking system that efficiently and expeditiously provides the Parties with cost transparency for the procurement of the Raw Materials, including with respect to progress made in the Continuous Improvement Program.

5.6. Reserved.

5.7. Reserved.

5.8. Procurement. Catalent shall procure all Raw Materials (other than Sarepta Materials) necessary for the Manufacture of Batches of Bulk Drug Substance and Drug Product consistent with the then applicable Initial Forecast and Rolling Forecast. Such Raw Materials shall be used by Catalent in undertaking the Manufacturing activities contemplated by this Agreement for the benefit of Sarepta. Catalent will use and store the Raw Materials with due care and in compliance with the applicable Storage Guidelines. In connection with the establishment of the final manufacturing process, Catalent and Sarepta shall agree upon a bill of materials for each Batch of Lead DMD Product to be Manufactured by Catalent (“BOM”) and Catalent shall provide to Sarepta an estimated cost of all of the items on the BOM (the “Batch Materials Cost”). The Batch Materials Cost may be updated [**] Catalent shall invoice Sarepta for [**] (each such

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deposit, a “Deposit”, and each such invoice for a Deposit, a “Deposit Invoice”). The amount of the Deposit shall be equal to [**]. [**] Notwithstanding anything to the contrary in this Agreement, Sarepta shall pay each Deposit Invoice within [**] of receipt of such Deposit Invoice. When Catalent invoices Sarepta upon Sarepta Approval of a Batch in accordance with Section 5.10, such invoice shall include [**]. If materials previously listed on the BOM are removed from the BOM (such materials, “Non-BOM Materials”), Catalent shall invoice Sarepta as soon as there is a change in BOM for Non-BOM Materials costs reasonably incurred by Catalent in reliance on the forecast for Non-BOM Materials [**]. Sarepta shall pay each non-BOM invoice within [**] of receipt of such invoice. [**]

5.9. Shipment; Title; Delivery.

(a) Acceptance of Batch Documentation. Following [**], Catalent will Manufacture all Batches of Lead DMD Product Bulk Drug Substance and Drug Product in accordance with the Product Requirements and Catalent will store and ship them in accordance with the applicable provisions of the Quality Agreement and the Storage Guidelines. As soon as Catalent has determined that a Batch complies with the Product Requirements, Catalent will send to Sarepta by a mutually agreed upon method the Batch Documentation. Sarepta will review the Batch Documentation to confirm that it meets the Product Requirements[**]. Within [**] of receipt of Batch Documentation, unless otherwise agreed to by the Parties, Sarepta shall either provide its Sarepta Approval or, in the event Sarepta has identified specific issues or deviations with the Batch Documentation, give written notice thereof to Catalent, and such specific issues or deviations shall be resolved by the Parties in accordance with the Quality Agreement. If Sarepta fails to respond within the foregoing time period with its acceptance of the Batch or provide written notice of issues or deviations with the Batch Documentation, Sarepta Approval of the Batch will be deemed to have occurred. Upon Sarepta Approval, the Batch Documentation will be deemed approved and the relevant Batch of Bulk Drug Substance or Drug Product may be made available for shipment as provided in Section 5.9(b), provided that the granting of Sarepta Approval with respect to a Batch shall not preclude a subsequent claim with respect to any Latent Defect in such Batch in accordance with Section 8.3.

(b) General. Following Sarepta Approval, and when Sarepta requests shipment of Batches of Bulk Drug Substance or Drug Product, Catalent will deliver such Batches to Sarepta, or to a location designated by Sarepta, including any Catalent [**] facilities where additional Services are to be performed, as requested, for shipment from the Catalent Facility [**]. For purposes of this Agreement, “Delivery” of a Batch of Bulk Drug Substance shall be deemed to have occurred upon [**]. Also for purposes of this Agreement, Delivery of a Batch of Drug Product shall be deemed to have occurred upon [**]. Catalent will store Bulk Drug Substance, at no [**], until the earlier of (a) the date on which such Bulk Drug Substance is utilized in the manufacture of Drug Product hereunder and (b) [**] following Sarepta Approval thereof; and Catalent will store Drug Product, [**] for up to [**] following Sarepta Approval thereof. Sarepta shall be responsible for Storage Costs for storage beyond the foregoing time periods. All storage of Bulk Drug Substance and Drug Product shall be performed in accordance with the Storage Guidelines and the Quality Agreement. [**]

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(c) Title/Risk of Loss. Title to and risk of loss with respect to any Batch of Bulk Drug Substance and any Batch of Drug Product resulting therefrom shall pass from [**] to [**] upon the Delivery of such Batch of Bulk Drug Substance, [**].

5.10. Invoices and Payment.

(a) Invoices for Batches Delivered. Catalent may invoice Sarepta for Batches of Bulk Drug Substance and Batches of Drug Product ordered by Sarepta on or after[**]. Following [**], Sarepta shall pay all undisputed invoices of Catalent for such Batch within [**] after the date that Sarepta receives an invoice from Catalent. Any dispute of the invoiced amount or the payment obligation with respect thereto shall be raised and resolved in accordance with Section 4.7(e) of this Agreement, provided that any dispute relating to quality matters (e.g., compliance with cGMP and conformity of the Lead DMD Product with the Product Requirements) shall be raised and resolved in accordance with the Quality Agreement. All invoices shall be submitted to the address designated from time to time in writing by Sarepta. Notwithstanding anything to the contrary in this Agreement, if at any time any payment is not received by Catalent by its due date, then Catalent may, in addition to other remedies available at law or in equity, [**] until paid in full (or, if less, the maximum amount permitted by the governing law), in each case without releasing Client from its obligations under this Agreement. [**] All payments to Catalent by Sarepta shall be in accordance with Section 4.7(d). All invoices shall include, at a minimum, the following:

(i) the quantity of Batches, the lot numbers associated with each Batch, and the corresponding Sarepta Purchase Order;

(ii) the charges associated with such Batches, which shall be made according to the Batch Price set forth in this Agreement;

(iii) Unless invoiced separately, Batch-related outsourcing, shipping and other non-Facility related direct costs incurred by Catalent [**], as described in Section 5.5(d) [**], all subject to reconciliation under Section 5.8; and

(iv) such other information as Sarepta may reasonably request from time to time.

(b) Minimum Annual Threshold. On the last Business Day of each calendar quarter and in accordance with Section 5.2, Catalent shall determine the balance [**] owing to Catalent with respect to the Sarepta Clean Room Suites. To the extent a balance is determined to be owed, Catalent shall provide to Sarepta a statement of the amount owing, which shall include a summary report on the nature and amount of any credits applied, so that Sarepta may promptly review and verify the foregoing. Following verification of the statement[**], which invoice shall be paid within [**] from the date the invoice is received by Sarepta.

5.11. Compliance.

(a) General. Catalent shall (i) Manufacture, test, package, store, label, release and Deliver Batches of Bulk Drug Substance and Drug Product and (ii) maintain the Catalent

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Facility, all storage facilities and all stored Raw Materials, in each case, in accordance with Specifications, cGMPs, applicable Laws and Regulatory Acts and the Quality Agreement.

(b) Compliance Throughout the Term with Specifications, cGMPs, Applicable Laws and Regulatory Acts and the Quality Agreement. Catalent shall be responsible for identifying and implementing any actions required to bring Catalent into compliance with Specifications, cGMPs, applicable Laws and Regulatory Acts and the Quality Agreement throughout the Term of this Agreement. Catalent shall implement any such changes as promptly as practicable after the changes are adopted (even if, in the case of cGMPs and Regulatory Acts, a later effective date is specified), unless the effective date falls after a termination of this Agreement for which notice has been previously given. [**]

5.12. Specification Change; Change Orders.

(a) Catalent Initiated Changes. Catalent shall not make any revisions to the Specifications or to the manner of storing and handling materials used in the Manufacture of the Bulk Drug Substance or Drug Product or change the supplier(s) of Raw Materials, without prior written consent of Sarepta in accordance with the Quality Agreement. Sarepta retains the right and responsibility for final approval of the Specifications for Bulk Drug Substance and Drug Product, including in connection therewith the right to approve any changes in the manner of storing and handling materials and in the supplier(s) of Raw Materials. All requests by Catalent for such revisions shall be submitted in writing to Sarepta on the forms prescribed by the Quality Agreement in advance. Catalent shall notify Sarepta, in writing and in reasonable detail, of: (i) Catalent’s suggested change; (ii) the reasons for the suggested change; (iii) the perceived benefits of the suggested change to Catalent and Sarepta, respectively; and (iv) the estimated costs and timing of implementing such change. If the Parties implement a change in the Specifications hereunder, they shall negotiate any changes in any affected Purchase Order to provide reasonable accommodation for changed circumstances. Catalent shall be responsible for documenting all revisions to the Specifications, subject to Sarepta’s approval, in accordance with the Quality Agreement, as applicable. Catalent shall also support all applicable regulatory submissions in connection therewith and, at the request of Sarepta, address any questions or inquiries related thereto.

(b) Sarepta Requested Changes. Sarepta shall be entitled to change Manufacturing parameters and release for Bulk Drug Substance or Drug Product from time to time in its discretion, or to change any Specifications at the request, or as required, by any Governmental Authority and, provided that the Sarepta Requested Change(s) does not [**], Catalent shall make all revisions to the Specifications requested by Sarepta as described in the Quality Agreement and develop, support and submit any Catalent Facility-related regulatory submissions in a timely fashion to support Sarepta’s effecting that change. Sarepta retains the right and responsibility for final approval of Specifications for Bulk Drug Substance and Drug Product. Sarepta shall pay Catalent the documented amounts incurred in implementing a change to the Specifications requested by Sarepta under this Section 5.12(b). [**]

5.13. Validation and Stability Studies.

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(a) General. As mutually agreed upon between the Parties, Catalent shall perform on an on-going basis all validation and stability studies required by, and in accordance with, Specifications, cGMPs, applicable Laws and Regulatory Acts and the Quality Agreement in connection with the regular course of Manufacturing Bulk Drug Substance and Drug Product for supply hereunder.

(b) Duties. In performing its duties under Section 5.13(a), Catalent shall perform the following tasks:

(i) prepare and provide to Sarepta, in the format and level of detail designated by Sarepta, the data package for required regulatory submissions;

(ii) pull, store and analyze data and maintain, for periods of time set forth in the Quality Agreement, database containing applicable information, and provide Sarepta and any applicable Regulatory Authorities with such cooperation as is requested to respond to regulatory inquiries or investigations;

(iii) notify Sarepta promptly, and in accordance with the timing set forth in the Quality Agreement, if any Batch of Bulk Drug Substance or Drug Product fails any stability tests; and

(iv) report to Sarepta promptly, and in accordance with the timing set forth in the Quality Agreement, any atypical results, deviations or adverse trends exhibited during Manufacture and/or testing.

5.14. Filling and Finishing. Catalent shall be responsible for filling and finishing of the Lead DMD Product, which shall be performed in accordance with the Specifications, cGMPs, applicable Laws and Regulatory Acts, and the Quality Agreement.

5.15. Technology Transfer. Notwithstanding anything to the contrary, upon [**] written notice to Catalent, Sarepta shall be permitted to transfer the Manufacturing process for the Lead DMD Product and any portion thereof, for the sole and limited purpose of the [**] to itself; its Affiliates; its and their [**] its and their [**] and [**] (such parties referred to collectively in this Section as the “Transferees”).

(a) Technology Transfer License. In furtherance of the Lead DMD Product Technology Transfer, [**] (“Technology Transfer License”), provided that any such Transferee is subject to the obligations of confidentiality with respect thereto at least as restrictive as those contained herein.

(b) Document Transfer. In furtherance of the Lead DMD Product Technology Transfer, Catalent agrees to furnish to the Transferees all documents and information reasonably necessary to enable the practice of the Manufacturing processes for the Lead DMD Product. Such documents and information shall include, but are not limited to, [**].

(c) Technology Transfer Fee. For any transfer hereunder, Sarepta shall pay or obligate a Transferee to pay to Catalent a reasonable technology transfer fee (the “Technology

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Transfer Fee”) and all expenses associated therewith. Prior to the transfer, Catalent shall provide Sarepta a proposed Technology Transfer Fee based upon its reasonable assessment of the amount of time required to successfully effect the transfer to the transferee. Sarepta or another Transferee shall pay the Technology Transfer Fee as set forth in the proposal from Catalent.

ARTICLE VI
QUALITY ASSURANCE; QUALITY CONTROL

6.1. Quality Agreement. Promptly following the execution of this Agreement, and in any event no later than commencement of cGMP Manufacturing Runs, the Parties will negotiate and enter into a Quality Agreement with respect to the Manufacture of the Lead DMD Product for use in [**] clinical trials, the provisions of which will be incorporated herein by reference thereto and deemed a material part of this Agreement. Further, [**] the Parties agree to negotiate in good faith a new Quality Agreement, which will amend and supersede the initial Quality Agreement, and which will specifically address and govern the Manufacture of Lead DMD Product for [**] clinical trials and commercial use. In the event of a conflict between the terms of the Quality Agreement and the terms of this Agreement as pertaining to any quality matters, the terms of [**] shall control.

6.2. Quality Assurance; Quality Control. Catalent shall implement and perform operating procedures and controls for: (a) sampling, stability and other testing of Sarepta Materials, Bulk Drug Substance and, if applicable, Drug Product, (b) for validation, documentation and release of Bulk Drug Substance and, if applicable, Drug Product, and (c) such other quality assurance and quality control procedures as required by Specifications, cGMPs, applicable Laws and Regulatory Acts and the Quality Agreement. Only Bulk Drug Substance and, if applicable, Drug Product complying with the Product Requirements may be released by Catalent. Catalent shall ensure that Catalent’s capacity for quality assurance and quality control activities are commensurate with the Binding Orders Period of the Rolling Forecast.

6.3. Certificates of Analysis and Certificate of Compliance. Catalent shall supply to Sarepta upon reasonable request copies of its analysis and data supporting the Certificate of Analysis and/or Certificate of Compliance of each Batch of Bulk Drug Substance and Drug Product provided under this Agreement.

6.4. Quality Control Tests. Catalent shall ensure that the Parties adopt from time to time quality control tests and that representative samples of Bulk Drug Substance and Drug Product are taken, analyzed and retained in accordance with the Specifications, cGMPs, applicable Laws and Regulatory Acts and the Quality Agreement, using quality control methods provided by or agreed with Sarepta and validated by Catalent prior to the release of the Batches.

6.5. Testing and Reference Standards. Catalent shall ensure that testing methodology and testing reference standards comply with Specifications, cGMPs, applicable Laws and Regulatory Acts and the Quality Agreement. Catalent shall provide to Sarepta as reasonably requested [**] sufficient quantities of reference standards for Bulk Drug Substance and Drug Product so as to enable Sarepta to carry out and/or maintain the necessary testing capability to

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comply with its regulatory obligations and the obligations set out in cGMPs and the Quality Agreement throughout the Term of this Agreement.

6.6. Process Controls and Tests. Catalent shall institute and maintain process controls during the Manufacture of Bulk Drug Substance and Drug Product in accordance with the Specifications, cGMPs, applicable Laws and Regulatory Acts and the Quality Agreement. Further, Catalent shall maintain full records of such tests which shall upon request be made available to Sarepta together with retained in-process samples, in the event of a complaint or query arising in respect of Bulk Drug Substance and Drug Product. Such records and samples shall be retained by Catalent for a period of [**] from the time they were made or taken or, alternatively, delivered to Sarepta.

6.7. Adverse Trends. Catalent must report any adverse trends to Sarepta that arise during normal or stability testing of Bulk Drug Substance and Drug Product, or in connection with trending for process, which might reasonably be expected to impact the quality or physical characteristics of Bulk Drug Substance or Drug Product.

ARTICLE VII
BATCH PROCESSING; SUPPLY INTERRUPTION AND DELAYED DELIVERY

7.1. Batch Processing.

(a) The Parties acknowledge that Manufacturing of Batches of Bulk Drug Substance and Drug Product can be unpredictable and, even when all variables are appropriately controlled, it is difficult to predict how a Batch will perform while it is being Manufactured (the “Batch Processing”) and results often vary. As a result, it is anticipated that the Specifications (which are part of the Product Requirements) that will be established for the Lead DMD Product for the purpose of determining whether a Batch may be released will include certain product specifications with min-max ranges. Yet, even accounting for acceptable variability within these ranges as part of in-process or release testing, there will be Batches that are terminated or rejected due to the testing results falling outside the specified ranges. Reasons for this may include, but are not limited to, one or more of the following events that may occur during the Batch Processing (each, a “Terminating Event”):

(i) Equipment used to Manufacture the Batch malfunctions;

(ii) The Sarepta Materials or Raw Materials used during the Batch Processing fail or are defective [**];

(iii) The Sarepta Materials or Raw Materials change or differ from previous lots of materials purchased from the same vendor [**];

(iv) The Batch becomes contaminated during the Batch Processing;

(v) A Catalent manufacturing associate or operator makes a mistake in processing the Batch [**]; and

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(vi) A Catalent manufacturing associate or operator commits an act or omission of gross negligence or intentional misconduct resulting in the loss of the Batch.

(b) For the purposes of this Agreement, a Terminating Event that leads to the termination or rejection of an [**], Bulk Drug Substance or Drug Product Batch, including an event or series of events that causes the Batch to fail one or more in-process and/or release testing specifications, shall be referred to as a “Failed Batch”. A Failed Batch is always a Batch that is terminated or rejected prior to the submission of Batch Documentation to Sarepta. A “Defective Batch” (see Section 8.4 below) is a Batch that is rejected or otherwise determined to have a Defect after the Batch Documentation is provided to Sarepta.

(c) Each Failed Batch and Defective Batch will be the subject of an investigation to be performed in accordance with the Quality Agreement (each as “Batch Investigation”). [**] The Batch Investigation will endeavor to determine the root (or primary) cause of the Batch termination or rejection (the “Root Cause”) and the corrective measures to be taken in the Manufacture of future Batches of Bulk Drug Substance or Drug Product, as appropriate, to minimize of chances of or prevent the same type of root cause from happening again. The JSC will be advised of the findings and outcome of the Batch Investigation.

(d) Within [**] of the execution of this Agreement, each Party shall identify representatives with sufficient technical knowledge of the Drug Product and related Manufacturing processes to collaborate to establish a framework (the “Framework”) for determining [**] (the “Target”), including [**] (e.g., Catalent may at [**]. It is contemplated that the Target will be determined using data from Batches Manufactured [**].

7.2. Termination of a Batch. [**] shall have full authority, subject to compliance with the Quality Agreement and the proviso below, to make the decision to terminate a Batch before completion and may confer with [**] during the Batch Processing to determine whether a Batch that is otherwise outside agreed upon process parameters (based upon in-process testing) may ultimately be accepted [**]. Prior to terminating a Batch, [**] may elect to confer with [**] regarding acceptance of the Batch despite the fact that it is out of trend. If Sarepta agrees to accept the Batch after notice of a deviation from agreed upon process parameters, it may not later reject the Batch for that reason. The Parties agree that with respect to meeting the quality and safety specifications of a Batch, a Batch that does not meet the Specifications will be deemed a Failed Batch. As set forth in Section 8 below and following Sarepta Approval of a Batch and Delivery by Catalent, Sarepta may later reject the Batch and deem it a Defective Batch if it determines through its own release testing that the Batch does not meet the Product Requirements.

7.3. Remedies for Failed Batches and Defective Batches. Catalent shall Reprocess or re-Manufacture all Failed Batches and Defective Batches regardless of the “root cause” that led to the termination or rejection of the Batch. The remedies set forth in Section 8.6 shall apply to all Failed Batches and Defective Batches.

7.4. Supply Interruption.

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(a) Delay Period. Subject to the terms and conditions of this Agreement, Catalent shall timely fulfill the Purchase Orders and supply Batches that meet the Product Requirements in such numbers as are set forth in the applicable Purchase Order for each BQ and pursuant to the production schedule as approved by both Parties (“Approved Production Schedule”). Catalent will provide Sarepta as much advance notice as possible if Catalent is unable, or anticipates that it will be unable, to timely supply Lead DMD Product that meets the Product Requirements in accordance with the Approved Production Schedule. In the event of such an interruption (or anticipated interruption) in supply, the Parties will negotiate in good faith reasonable adjustments to the Approved Production Schedule so as to maintain the aggregate supply commitment set forth in the [**] BQs of the Binding Orders Period in which the supply interruption is anticipated to or does occur [**].

(b) Sarepta Rights and Remedies. If, during any such Delay Period and notwithstanding anything to the contrary in this Agreement, Catalent fails to supply Batches that meet the Product Requirements in such number [**] of the total number of Batches originally ordered in the [**] applicable to the Delay Period, which failure results from any cause other than a failure by Sarepta to timely supply Sarepta Materials, a breach of this Agreement by Sarepta or a suspension of production requested by Sarepta for which Section 5.3(e) applies, Sarepta shall have the option to [**]. [**] In the event the Failed Batches or Defective Batches were caused by a failure beyond Catalent’s reasonable control, the Parties will discuss in good faith a reasonable and equitable outcome.

(c) Termination of Delay Period. If a Delay Period commences (i.e., if Catalent is unable to timely supply Lead DMD Product that meets the Product Requirements in accordance with the amounts and the schedule set forth in the Rolling Forecast with respect to any BQ), such Delay Period will be terminated if and only if Catalent is able to make up the deficiency in the number of Batches Delivered during any of the BQs covered by the Delay Period. For purposes of illustration, [**].

ARTICLE VIII
BATCH TESTING AND SAREPTA REVIEW; DEFECTIVE BATCHES

8.1. Testing. Catalent or its approved subcontractor will perform all testing set forth in the Specifications or otherwise provided for in the Quality Agreement to determine conformity with the Product Requirements and Catalent will issue a Certificate of Analysis and Certificate of Conformance based on the results thereof. Sarepta may elect to conduct additional release testing, in its sole discretion, in which case Sarepta shall work with Catalent to promptly undertake such testing and shall report any adverse findings to Catalent. If such additional testing is not deemed necessary, then Sarepta shall inform Catalent. Any testing which Sarepta elects to perform shall not relieve Catalent from its obligations to comply with the terms of this Agreement, including its obligations with respect to any Batch that is determined to be a Defective Batch.

8.2. Sarepta Review.

(a) Pursuant to Section 4.6(a) or 5.9(a), as applicable, Catalent will deliver the Batch Documentation to Sarepta following [**] and Sarepta shall review and advise Catalent as to

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its determination of whether the Batch meets the Product Requirements. Sarepta’s obligation to pay the invoice for any Batch about which it notifies Catalent of a nonconformity will be tolled until such time as the Parties have made a determination as to the conformity of such Batch and, if Catalent is required to remanufacture or Reprocess the Batch [**] pursuant to Section 8.6, until such time as Catalent delivers a Batch that conforms to the Product Requirements.

(b) Upon actual physical receipt of each Batch by Sarepta or its designee (“Actual Sarepta Receipt”), Sarepta (or its designee) will:

(i) inspect the Batch and confirm that the quantity received by Sarepta (or its designee) matches the quantity set forth in the Batch Documentation, and make all the necessary reserves on the delivery receipt related to any shortage in the quantity; and

(ii) inform Catalent by email of any shortage identified through the conduct of the inspection pursuant to Section 8.2(b)(i) within [**] from the date of Actual Sarepta Receipt of such Batch.

8.3. Latent Defects. Any Sarepta Approval or other acceptance of any Batch of Bulk Drug Substance or Drug Product by Sarepta shall not preclude a subsequent claim with respect to any Latent Defect, provided that: (i) Sarepta notifies Catalent of such Latent Defect no later than [**] after the discovery of the Defect, and (ii) such Latent Defect is mutually agreed upon between the Parties or otherwise determined in accordance with the dispute resolution procedures set forth in the Quality Agreement. In such event, Sarepta shall have the rights set forth in Section 8.6 with respect to such Batch.

8.4. Defects; Quarantine.

(a) Satisfaction of Product Requirements. Catalent shall not release any Batch for shipment that does not conform to the Product Requirements, without the prior written approval of Sarepta, and Sarepta shall have the right to reject any Batch that fails to satisfy the Product Requirements.

(b) Catalent Notifications. Without limiting any of the foregoing in this Article VIII, Catalent shall notify Sarepta [**] upon becoming aware of any problem related to the Manufacture of Batches under this Agreement including:

(i) where any Batch may be affected by bacteriological or other contamination, significant chemical, physical or other change or deterioration or stability failures; and

(ii) where any Batch may not comply with the Product Requirements therefor.

(c) Quarantine. In the event of any actual or alleged Terminating Event or Defect in a Batch, Catalent shall quarantine and properly tag such Batch. Catalent shall promptly submit to Sarepta a report detailing the nature of the Terminating Event or Defect, including the investigation and testing done and Catalent’s recommended disposition of the Batch.

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(d) Defects Discovered by Sarepta. In the event Sarepta discovers any actual or alleged Defect in a Batch:

(i) Sarepta shall notify Catalent in writing;

(ii) the payment obligation in relation to any such Delivery shall be suspended forthwith pending resolution of the dispute;

(iii) the Parties shall immediately endeavor to agree whether or not the Batch in question complies with the requirements of this Agreement;

(iv) Catalent shall be entitled at all reasonable times to inspect and/or analyze the relevant Batch;

(v) As set forth in Section 7.1(c), Catalent will conduct a Batch Investigation into each Defect in a Batch and provide any additional information regarding the Defect as may be reasonably requested by Sarepta; and

(vi) The ultimate disposition of a Batch determined to have a Defect will be the responsibility of [**] quality assurance department.

8.5. Resolution of Disputes Regarding Nonconformity or Defects. In case of any disagreement between the Parties as to whether a Batch contains a Defect, or as to the cause of any Terminating Event or Defect, the quality assurance representatives of the Parties will attempt in good faith to resolve any such disagreement and each Party will follow the dispute resolution procedures set forth in the Quality Agreement to determine whether such product contains a Defect and/or the cause of any Terminating Event or Defect.

8.6. Remedies for Failed Batches and Defective Batches.

(a) If a clinical Batch of Bulk Drug Substance or Drug Product Manufactured prior to PPQ Completion is a Failed Batch or a Defective Batch, Catalent will at [**] election:

(i) Manufacture a new Batch of Bulk Drug Substance and/or Drug Product that meets the Product Requirements and procure any necessary additional Raw Materials, at [**] cost and expense, as soon as practicable (including any substitute Batches of Bulk Drug Substance necessary to Manufacture a replacement Batch of Drug Product), taking into account the availability of Raw Materials, except that the Manufacture of the new Batch and any necessary additional Raw Materials shall be at [**] cost and expense if [**]; or

(ii) if reasonably possible and acceptable to Sarepta for its purposes, Reprocess the Batch of Bulk Drug Substance or Drug Product and procure any necessary additional Raw Materials, at [**] cost and expense, as soon as practicable, with the goal that the Batch of Bulk Drug Substance and/or Drug Product meets the Product Requirements, except that the Reprocessing of the Batch and any necessary additional Raw Materials shall be at [**] cost and expense [**].

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(b) Following PPQ Completion, if a Batch of Drug Product is a Failed Batch or a Defective Batch, Catalent will at [**] election:

(i) at [**] cost and expense, including the cost and expense to Manufacture substitute Bulk Drug Substance but excluding the Additional Raw Materials Cost unless otherwise provided in Section 8.6(d), Manufacture a new Batch of Drug Product that meets the Product Requirements as soon as practicable, taking into account the availability of Raw Materials; or

(ii) if reasonably possible and acceptable to Sarepta for its purposes, Reprocess the Batch of Drug Product, at [**] cost and expense, excluding the Additional Raw Materials Cost unless otherwise provided in Section 8.6(d), as soon as practicable, with the goal that the Batch of Drug Product meets the Product Requirements.

(c) Following PPQ Completion, if an [**] Batch or a Batch of Bulk Drug Substance is a Failed Batch or a Defective Batch, Catalent will at [**] election:

(iii) at [**] cost and expense, excluding the Additional Raw Materials Cost unless otherwise provided in Section 8.6(d), Manufacture a new [**] Batch or Batch of Bulk Drug Substance that meets the Product Requirements as soon as practicable, taking into account the availability of Raw Materials; or

(iv) if reasonably possible and acceptable to Sarepta for its purposes, Reprocess the Batch of Bulk Drug Substance, at [**] cost and expense, excluding the Additional Raw Materials Cost unless otherwise provided in Section 8.6(d), as soon as practicable, with the goal that the Batch of Bulk Drug Substance meets the Product Requirements.

(d) Except as provided in Section 8.6(e), the financial responsibility for the Additional Raw Materials Cost between Sarepta and Catalent for Failed or Defective Batches shall be based upon Catalent meeting a certain rate of success in the Manufacture of the Lead DMD Product. The success rate is determined on an annual basis based upon the total number of Batches for which Manufacturing is initiated by Catalent over the course of four (4) consecutive BQs (the four collective BQs each being a “4BQ Period”), starting with calendar year 2022. As provided for below in this Section 8.6(d), the number of Batches in each 4BQ Period for which Sarepta will pay for the Additional Raw Materials Cost will be determined in accordance with the following formula:

[**]

[**] shall pay the Additional Raw Materials Cost necessary for the supply of any substitute Bulk Drug Substance and/or Drug Product that must be replaced as required under Section 8.6(a), (b), or (c) for Failed or Defective Batches up to the number of [**].

[**]

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(e) If any Sarepta Materials cause a Batch of Bulk Drug Substance or Drug Product to be a Failed Batch or Defective Batch, as determined by an investigation conducted pursuant to the Quality Agreement, such Failed Batch or Defective Batch shall not be counted as Failed or Defective Batch in the calculations provided for in Section 8.6(d) and Sarepta shall pay for the Batch as if it was Delivered (or, if terminated early, a portion of a Failed Batch based upon when it was terminated). Further Catalent will, at [**] cost and expense for any Additional Raw Materials Cost and the Sarepta Materials:

(i) Manufacture a new Batch that meets the Product Requirements as soon as practicable, taking into account the availability of Raw Materials; or

(ii) If reasonably possible and acceptable to Sarepta for its purposes, Reprocess the Batch, with the goal of the Batch meeting the Product Requirements.

Upon Delivery of the new Batch or Reprocessed Batch that meets the Product Requirements, Sarepta shall be invoiced for said Batch pursuant to the invoicing procedures set forth in Section 5.10.

(f) In the case of any Failed Batch or Defective Batch with respect to which Catalent is obligated to pay for the Sarepta Materials, Sarepta shall provide such materials to Catalent at Sarepta’s actual cost to replace such materials.

(g) Within [**] following the completion of each [**] Period, Catalent shall prepare a reconciliation and provide Sarepta with a reasonably detailed report with respect to the Additional Raw Materials Costs charged to Sarepta and those that are ultimately determined to be Sarepta-Covered Additional Raw Materials Costs. In the event the amounts paid by Sarepta to Catalent for Additional Raw Materials Costs exceed the Sarepta-Covered Additional Raw Materials Costs, Catalent shall refund such excess amount to Sarepta within [**] from the date of such reconciliation or, at the election of Sarepta, promptly credit Sarepta such excess amount.

8.7. No Other Representations and Warranties. THE OBLIGATIONS OF CATALENT SET FORTH IN SECTION 8.6 ABOVE, INCLUDING TO REPLACE OR RE-PROCESS A FAILED BATCH OR A DEFECTIVE BATCH OF BULK DRUG SUBSTANCE AND/OR DRUG PRODUCT AND TO INCUR RELATED COSTS, INCLUDING CERTAIN RAW MATERIAL COSTS, SUBJECT TO THE LIMITATIONS SET FORTH IN SECTION 19.2(h) BELOW, SHALL BE, TOGETHER WITH SAREPTA’S RIGHTS UNDER SECTIONS 7.4 AND 18.6, SAREPTA’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT FOR A FAILED BATCH OR DEFECTIVE BATCH OF BULK DRUG SUBSTANCE OR DRUG PRODUCT AND IS IN LIEU OF ANY OTHER WARRANTY, EXPRESS OR IMPLIED.

8.8. Survival. The provisions of Section 8.6 shall survive termination or expiration of this Agreement.

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ARTICLE IX
DESIGNATED PERSON; BATCH RECORDS

9.1. Designated Person. Catalent shall at all times and in accordance with any applicable U.S. and/or other applicable regulations employ and designate in writing a designated person who shall have the necessary experience, qualifications, independence and authority and who will supervise the overall quality assurance of the Manufacture of Bulk Drug Substance, including those quality requirements set forth in cGMPs, this Agreement and the Quality Agreement. Such individual shall be responsible for confirming by his/her signature on the appropriate batch record that each Batch of Bulk Drug Substance and Drug Product conforms with the Product Requirements and is Manufactured in accordance with the Quality Agreement.

9.2. Certificates and Documentation. Catalent shall at all times and in accordance with relevant U.S. and/or other applicable regulations supply to Sarepta and its Affiliates (as applicable) with respect to, and in advance of, each Delivery of Bulk Drug Substance and Drug Product the relevant:

(a) copy of the Batch Record;

(b) Certificate of Compliance in accordance with the format and subject matter as set out in the Quality Agreement;

(c) Certificate of Analysis; and

(d) such quality related documentation as is required under the Quality Agreement, duly signed by the designated person, corresponding to the Batch of Bulk Drug Substance and Drug Product contained in that Delivery (the foregoing, collectively, referred to as the “Batch Documentation”).

9.3. Release. The designated person shall be responsible for the release of each Batch of Bulk Drug Substance and Drug Product after review of the Batch Documentation (which shall be signed in accordance with the Quality Agreement) for each Batch of Bulk Drug Substance that has been produced.

ARTICLE X
CONTINUOUS IMPROVEMENT PROGRAM

10.1. Program. Catalent agrees to use its commercially reasonable efforts to identify and implement all practical areas of cost reduction and improvement relating to the performance of its obligations hereunder including the following:

(a) improvements in quality and technology and use of best practices;

(b) improvements in quality and technology and use of best practices relating to the Manufacture of Lead DMD Product and Good Manufacturing Practices in accordance with the Quality Agreement;

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(c) reduction of waste associated with Manufacture of Lead DMD Product;

(d) a target [**] reduction in all costs associated with the performance of Catalent’s obligations under this Agreement including all costs associated with the Manufacture and Delivery of Lead DMD Product under this Agreement;

(e) improvements in quality of service provided by Catalent to Sarepta in connection with the performance of this Agreement;

(f) processing time reduction in respect of the Manufacture of Bulk Drug Substance and Drug Product;

(g) improvements in the supply chain efficiency between Catalent and Sarepta and its Affiliates in connection with the performance of this Agreement (including order/Delivery process, Delivery procedures and transport costs where relevant as well as improving the ability to get access to formulation and filling areas close to the [**] Facility with the goal of facilitating the supply chain of the Lead DMD Product); and

(h) any other objectives agreed by the Parties from time to time (collectively, the “Continuous Improvement Program”);

provided, that the foregoing aspects of the Continuous Improvement Program will not be implemented until Sarepta determines that no action of a Regulatory Authority is necessary prior to such implementation or, if Sarepta determines that such action is necessary, until the appropriate action(s) have been taken or the appropriate Regulatory Approval(s) have been obtained.

10.2. Meetings. Reasonably in advance of [**] under this Agreement and thereafter annually during the Term of this Agreement, the JSC shall meet to agree upon:

(a) objectives for the Continuous Improvement Program;

(b) targets for cost reduction; and

(c) the means of measuring and implementing the results of the Continuous Improvement Program.

10.3. Progress. Progress against objectives shall be measured annually in accordance with Section 10.4. Catalent will use all commercially reasonable efforts to achieve the agreed objectives and targets identified for the relevant year.

10.4. Review. The Parties shall assure that the JSC shall meet annually during the Term of this Agreement to review performance in relation to the objectives agreed pursuant to Section 10.2 and on each such occasion:

(a) Catalent shall provide Sarepta with [**]; and

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(b) targets for cost reduction will be agreed between the Parties for the following [**] (which shall contain clearly defined milestones, measurement arrangements and action plans).

10.5. Implementation; Costs.

(a) Implementation of any such improvement shall be subject to mutual agreement of the Parties. Catalent shall not implement any such improvement without Sarepta’s prior written consent obtained through the Specification change procedures set forth in Section 5.12, and implementation shall not occur until any necessary Regulatory Approvals have been obtained from a Regulatory Authority. [**]

(b) In the event that Sarepta brings to Catalent an improvement relating to the Manufacture of Bulk Drug Substance or Drug Product, Catalent shall negotiate in good faith with Sarepta the basis on which Catalent would implement such process improvement, including responsibility for the costs for implementing such change and any applicable changes to the Batch Price under this Agreement. In addition, in the event the Continuous Improvement Program results in a significant process or other improvement relating to the Manufacture of Bulk Drug Substance or Drug Product, whether by Catalent or through the joint effort of the Parties, any actual cost savings [**] (the “CIP Savings”). [**]

ARTICLE XI
Regulatory Matters

11.1. Ownership of Regulatory Materials. Any and all Regulatory Materials, including Regulatory Approvals, arising under this Agreement in respect of the Lead DMD Product and the Manufacture thereof, including labeling and packaging and any Drug Master Files and Chemistry, Manufacturing and Control (“Chemistry Manufacturing and Control” or “CMC”) (or equivalent) sections of any such Regulatory Materials shall be in the name of Sarepta or its Affiliate(s), and Sarepta or its Affiliate(s) shall own all right, title and interest in and to all such Regulatory Materials; provided, however, that Regulatory Materials, including Regulatory Approvals, solely relating to establishment license approvals for the Manufacture of Bulk Drug Substance and/or Drug Product shall be in the name of Catalent, and Catalent shall own all right, title and interest in and to only such Regulatory Materials, subject to and after giving effect to Sarepta’s right to use such establishment license approvals in connection with its Development, Manufacturing and Commercialization activities for the Manufacture of Bulk Drug Substance and/or Drug Product.

11.2. Drug Product Regulatory Filings and Regulatory Approvals.

(a) Sarepta General Responsibilities. Sarepta and/or its Affiliates shall be solely responsible for the preparation of all Regulatory Materials owned by Sarepta and/or its Affiliates, and all Sarepta costs related thereto, including as may be necessary or desirable for obtaining and maintaining Regulatory Approvals owned by Sarepta and/or its Affiliates. [**] in the event of any gap between such requirements and the existing Specifications and/or Manufacturing activities, Sarepta and/or its Affiliates shall coordinate with Catalent as to any necessary Specification or other changes, the cost of which shall be borne solely by Sarepta.

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Catalent shall cooperate with Sarepta and/or its Affiliates by providing information and consultation reasonably necessary for Sarepta and/or its Affiliates to determine whether any such gap exists and to identify efficient approaches to resolving any such gaps. With respect to the Lead DMD Product, prior to submitting to a Regulatory Authority for the first time Regulatory Materials that identify Catalent as the site of manufacture of the Lead DMD Product, Sarepta will obtain the prior written consent of Catalent to such identification. In addition, prior to submitting to a Regulatory Authority any changes to the manufacturing portion of any Regulatory Materials that relate to Catalent, Sarepta will obtain the prior written consent of Catalent to such change. In each case, such consent shall not be unreasonably withheld and shall be memorialized in a writing signed by authorized representatives of both Parties or in the minutes of a meeting of the JSC.

(b) Manufacturing Approvals and Catalent Facility Related Sections. Catalent shall be responsible for the preparation of all Regulatory Materials solely relating to establishment license approvals for the Manufacture of Bulk Drug Substance and Drug Product of Sarepta Drug Products under the Dedicated Clean Room Collaboration and this Agreement, including as may be necessary or desirable for obtaining and maintaining such establishment license approvals with respect to the Catalent Facility. [**] Subject to its rights set forth in Section 2.6 above, Catalent shall provide such Regulatory Materials with the content and in the format required by Regulatory Authorities and the applicable Quality Agreement, as well as such other content and format reasonably requested by Sarepta. To the extent that a Regulatory Approval of the Lead DMD Product in jurisdictions other than the U.S. or EU impose additional requirements on Catalent, Catalent agrees to comply with such requirements, at [**] cost and expense, provided that compliance with the additional requirements will not unreasonably disrupt Catalent’s operation of the [**] Facility as a multi-customer, multi-product facility.

11.3. Regulatory Authority Communications. Sarepta shall be primarily responsible for communicating with any Regulatory Authority having jurisdiction anywhere in the world regarding the Lead DMD Product; provided, that Sarepta shall keep the JSC reasonably and timely informed of all such relevant communications regarding the Lead DMD Product or its components; and Catalent shall, where requested by Sarepta to do so, assist Sarepta in communications as they pertain to the Manufacture of Bulk Drug Substance and/or Drug Product, including but not limited to provision of documentation and other evidence, preparation for and participation in any inspection and conduct of any other activities necessary to facilitate the communications between Sarepta and the Regulatory Authority. Catalent shall be responsible for communicating with any Regulatory Authority having jurisdiction over the Catalent Facility regarding matters specifically related to the Catalent Facility; provided, that Catalent shall, as promptly as practicable but in no event later than the time frames agreed in the Quality Agreement, notify Sarepta in the event that Catalent communicates, or intends to communicate, either on its own initiative in accordance with this Agreement or as a result of such a Regulatory Authority initiating contact with Catalent that may affect or involve operations or other activities associated therewith.

11.4. Regulatory Compliance.

(a) Catalent shall promptly provide to Sarepta, [**] for its provision to the relevant Regulatory Authorities, all such documents and information as may be required from time to time by such Regulatory Authorities with respect to the Manufacture of Bulk Drug Substance

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or Drug Product. In addition, Catalent shall promptly, at Sarepta’s or the Regulatory Authority’s request, provide such documents and information directly to the Regulatory Authorities. In the case Catalent receives a direct communication or request for information from a Regulatory Authority with respect to the Manufacture of Bulk Drug Substance, Drug Product and/or the Catalent Facility, Catalent shall give prompt written notice thereof to Sarepta and consult with Sarepta, and Sarepta shall be entitled to [**]. For the avoidance of doubt, the foregoing provisions of this Section 11.4(a) apply to any response to the findings of an inspection carried out according to Sections 11.4(b) or 11.8, to the extent such response is related to Manufacture of Bulk Drug Substance or Drug Product under this Agreement or Sarepta’s pursuit of Regulatory Approval for the Lead DMD Product.

(b) Catalent shall allow and shall be responsible for handling inspections of the Catalent Facility as requested by any Regulatory Authority, the findings of which inspections to the extent they affect the Manufacture of Bulk Drug Substance or Drug Product shall promptly be made known in writing to Sarepta. Catalent shall, to the extent practicable, notify Sarepta in advance of any such inspection relating to the Manufacture of Bulk Drug Substance or Drug Product and provide Sarepta with the opportunity to attend and participate.

(c) If any Regulatory Authority requires any changes to be made with respect to the Manufacture of Bulk Drug Substance or Drug Product, Catalent shall (i) immediately notify Sarepta in accordance with the Quality Agreement; (ii) send Sarepta copies of any relevant documents delivered to it by said Regulatory Authority in accordance with the Quality Agreement; (iii) formulate an action plan with Sarepta in accordance with the Quality Agreement; and (iv) otherwise undertake such matters pursuant to Section 5.11.

(d) Catalent shall respond in accordance with the Quality Agreement to any questions of a regulatory nature relating to Bulk Drug Substance, Drug Product or their Manufacture raised either by Sarepta, its Affiliates, sub-licensees or distributors, or by a Regulatory Authority.

11.5. Adverse Event Reporting; Safety Data Exchange and Medical Inquiries.

(a) Pharmacovigilance. Sarepta shall be responsible for the collection, processing and submission of information related to adverse events associated with the Lead DMD Product in accordance with applicable Laws and Regulatory Acts and this Agreement. To the extent Catalent becomes aware of information related to an adverse event, it shall promptly provide such information to Sarepta and shall otherwise provide all reasonable assistance Sarepta may request in the handling of adverse event reports.

(b) Medical Inquiries. Sarepta shall be responsible for handling all medical questions or inquiries about the Lead DMD Product, in each case in accordance with applicable Laws, Regulatory Acts and this Agreement.

11.6. Regulatory Authority Communications Received.

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(a) General. Catalent shall inform Sarepta as promptly as practicable but in no event later than within the time frames agreed in the Quality Agreement of notification of any action by, or notification or other information which it receives (directly or indirectly) from, any Regulatory Authority with respect to the Bulk Drug Substance, the Drug Product or the Catalent Facility which: (i) raises any material concerns regarding the safety or efficacy of the Bulk Drug Substance or Drug Product; (ii) relates to expedited and periodic reports of adverse events with respect to the Lead DMD Product; (iii) are Regulatory Warning Notices; and/or (iv) which may have an adverse impact on Regulatory Approval, Development, Manufacturing or Commercialization of the Lead DMD Product.

(b) Cooperation. The Parties shall reasonably cooperate with and assist each other in complying with regulatory obligations, including by each Party providing to the Parties such information and documentation which is in such Party’s possession as may be reasonably necessary for a Party to prepare a response to an inquiry from a Regulatory Authority with respect to the Bulk Drug Substance, the Drug Product or the Catalent Facility.

(c) Disclosures. In addition to its obligations under this Agreement, Catalent shall promptly disclose to Sarepta the following regulatory information: all material notices or demands received from Regulatory Authorities in connection with the Bulk Drug Substance, the Drug Product or the Catalent Facility, including any notice, audit notice, notice of initiation by Regulatory Authorities of investigations, inspections, detentions, seizures or injunctions, a notice of violation letter (i.e., an untitled letter), warning letter, service of process or other inquiry, including that which may affect the overall compliance status of any party participating in the Manufacturing of the Lead DMD Product.

11.7. Recall, Withdrawal, or Market Notification of Product.

(a) Notification and Determination. If a Party receives any notice from a Governmental Authority threatening or initiating any action to remove the Lead DMD Product from the market, the Party receiving notice thereof shall notify the other Party of such communication as promptly as practicable but in no event later than within the time frames agreed in the applicable Quality Agreement.

(b) Sarepta Responsibility for Recall of Drug Products. Sarepta shall be responsible and shall determine whether to initiate any recall, withdrawal or market notification of Lead DMD Product, including the scope of such recall or withdrawal (e.g., a full or partial recall, or a temporary or permanent recall) or market notification; provided, however, that before Sarepta initiates a recall, withdrawal or market notification, it will inform Catalent of such action as far in advance as reasonably practicable.

(c) General. In the event of any such recall, withdrawal or market notification, [**] shall determine the necessary actions to be taken, and shall implement such action, and [**] shall provide reasonable assistance to [**] if required.

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(d) Cost Allocation. All direct costs and expenses associated with implementing a recall, withdrawal or market notification with respect to Lead DMD Product shall be allocated between the Parties as follows: [**].

11.8. Regulatory Inspections & Audits.

(a) Sarepta shall have the right, [**] from time to time during the Term of this Agreement but not more than [**] (unless otherwise agreed between the Parties and subject to and after giving effect to the provisions of Section 11.8(b)), and pursuant to the procedures set forth in the Quality Agreement (e.g., advance notice and duration of inspection), to enter and inspect the Catalent Facility and any related utilities and/or services used in the Manufacture of Bulk Drug Substance and/or Drug Product in order to:

(i) carry out a cGMPs, quality and compliance audit of those parts of the Catalent Facility involved in or which could have any impact on the Manufacture of Bulk Drug Substance and/or Drug Product (including those used for storing, warehousing and/or testing and utilities); and

(ii) examine any Bulk Drug Substance and any Drug Product in inventory or otherwise stored at the Catalent Facility, to ensure compliance with the terms of this Agreement.

(b) Notwithstanding Section 11.8(a), Sarepta shall have the right to enter the Catalent Facility, subject to its compliance with the Catalent Facility’s applicable health and safety requirements, at any time during normal business hours, in accordance with its rights set forth in the Quality Agreement or as otherwise necessary in Sarepta’s discretion to comply with an obligation to a Regulatory Authority. In addition to the rights set out in Section 11.8(a), where any audit carried out in accordance with this Section 11.8(b) has identified any observations or negative findings then Sarepta shall have the right to carry out, upon reasonable prior notice and during normal business hours, follow up compliance audit(s).

(c) Catalent shall be solely responsible for ensuring the compliance status of any approved subcontractors used in relation to the performance of its obligations pursuant to this Agreement and the Quality Agreement. Catalent shall use commercially reasonable efforts to procure the right for Sarepta to have the same inspection rights described in this Section 11.8 at the premises of any such subcontractor. If Catalent is unable to procure such rights, it shall carry out such inspections itself on Sarepta’s behalf and shall report the findings within [**] of completing the same.

(d) For the avoidance of doubt, any audits or inspections, checking or tests conducted by Sarepta or any of its servants or agents in relation to Bulk Drug Substance, Drug Product or the matters covered under this Agreement shall in no way diminish or relieve Catalent of any of its obligations hereunder.

11.9. Environmental Audit of Catalent. Catalent agrees that Sarepta (the “Auditing Party”) shall have the right upon reasonable notice and during normal business hours, at the

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Auditing Party’s expense, once every year during the Term of this Agreement to conduct, or to nominate a Third Party (subject to execution of confidentiality and indemnity agreements reasonably acceptable to Catalent and the Auditing Party) to conduct, jointly or on the Auditing Party’s behalf, an environmental audit of Catalent’s operations at the Catalent Facility under this Agreement to monitor Catalent’s compliance with applicable environmental Laws and Regulatory Acts, and with applicable environmental, health or safety guidelines; provided, however, [**]

ARTICLE XII
Limitations and Exclusivity

12.1. Limitations.

(a) No Unauthorized Use. Each Party covenants that it will not use or practice any Sarepta Intellectual Property, Catalent Intellectual Property, Sarepta Arising IP, Catalent Arising IP or Confidential Information licensed, sublicensed, disclosed or otherwise made available to it by the other Party under this Agreement or the Collaboration Agreement except for the purposes expressly permitted herein. Except as explicitly set forth herein, no Party grants any license, express or implied, under any Patents, Regulatory Materials, Confidential Information or any other Intellectual Property rights, whether by implication, estoppel or otherwise.

(b) Limited Access. Catalent hereby covenants to and agrees with Sarepta that it and its Affiliates shall limit access to the Sarepta Materials, Sarepta Technology and Confidential Information to such employees of Catalent or its Affiliates who have a need to know or access the same.

12.2. Exclusivity.

(a) During the Term, [**].

(b) [**]

(c) [**] shall cause all its Affiliates to abide by this Section 12.2.

ARTICLE XIII
Force Majeure

13.1. Force Majeure Events. Subject to and except for Sarepta’s rights of termination set forth in Section 7.4(b), no Party shall be in default under this Agreement because of any failure to perform if the failure arises from causes beyond the control and without the fault or negligence of such Party (“Force Majeure Event”), unless:

(a) The supplies, services or other subject matter impacted by the Force Majeure Event were obtainable from other sources through the use of commercially reasonable efforts; and

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(b) The Party experiencing a Force Majeure Event preventing it from performing its obligations or duties under this Agreement failed to obtain such supplies, services or other subject matter therefrom.

13.2. Examples. Examples of these Force Majeure Events are: (1) acts of God or of the public enemy, (2) acts of any Governmental Authority in either its sovereign or contractual capacity, (3) fires, (4) floods, (5) epidemics, (6) quarantine restrictions, (7) strikes (exclusive of labor disputes that Catalent or its Affiliates have the discretion and authority to resolve), (8) freight embargoes, and (9) unusually severe weather. As used in this Article XIII, “Default” includes failure to make progress in the work so as to endanger performance of the Scope or Work or any Purchase Orders within the timeline mutually agreed upon between the Parties or set forth in the applicable Purchase Order, as applicable.

13.3. Process. The Party experiencing a Force Majeure Event preventing it from performing its obligations or duties under this Agreement shall promptly notify the other Party of the occurrence and particulars of such Force Majeure Event and shall provide the other Party, from time to time, with its best estimate of the duration of such Force Majeure Event and with notice of the resolution or cessation thereof. The Party so affected shall use commercially reasonable efforts to avoid or remove such causes of nonperformance as soon as is reasonably practicable. Upon resolution or cessation of the Force Majeure Event, the performance of any suspended obligation or duty under this Agreement shall promptly recommence. This Article XIII will not operate to excuse payment by a Party experiencing a Force Majeure Event of any amounts due to another Party under this Agreement.

ARTICLE XIV
Confidentiality

14.1. Confidential Information. As used in this Agreement, the term “Confidential Information” means the following:

(a) any and all secret, confidential or proprietary information or Intellectual Property, including any data or materials, whether in written, oral, graphic, video, computer or other form, which is disclosed or made available by a Party or an Affiliate or Representative of such Party (the “Disclosing Party”) to the other Party or an Affiliate or Representative of such other Party (the “Receiving Party”) pursuant to this Agreement (including Confidential Information disclosed prior to the Original Effective Date hereof in connection with the Lead DMD Product, including any information disclosed by a Party pursuant to the Mutual Confidential Disclosure Agreement [**] between Sarepta and Catalent, the Interim Services Agreement, the Original Lead DMD Agreement or the Original Collaboration Agreement) or which arises as a result of this Agreement or the Original Lead DMD Agreement, and which: (i) if disclosed in written, graphic, electronic or other tangible form, is labeled as confidential or proprietary, (ii) if disclosed orally or visually, is identified as confidential or proprietary at the time of disclosure and is confirmed to be confidential or proprietary by the Disclosing Party in writing to the Receiving Party within [**] of such disclosure, (iii) by its nature, should reasonably be considered to be confidential or proprietary; or (iv) is specifically designated as Confidential Information herein; and

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(b) any information concerning this Agreement; and

(c) includes but is not limited to that which relates to business plans, strategic plans or business methods that derive economic value from not being generally known to other persons or easily ascertainable by other persons, business policies, research, product plans, Drug Products, product pricing or product strategy, services, service pricing or service strategy, manufacturing information, actual or proposed alliance partners, actual or proposed vendors, vendor offerings and pricing, actual or proposed customers, customer usage and customer purchasing potential, employee and consulting relationship information, actual or proposed markets, sales and marketing materials, plans and methods, specifications, shop-practices, software, developments, inventions (whether or not patented), product names or marks, trade secrets, technologies, discoveries, and any other intellectual property (whether or not registered), processes, designs, drawings, engineering, hardware configuration information or finance, accounting or financial plans and forecasts, compilations, formulas, devices, methods, prototypes, techniques, procedures, protocols, programs, records, and databases.

14.2. Exceptions to Confidential Information. Confidential Information shall not include any information or materials to the extent the Receiving Party can reasonably demonstrate through its contemporaneous written records that such information or materials are or have been:

(a) part of public domain at the time of (i) its creation under this Agreement, or (ii) its receipt by the Receiving Party, or which thereafter becomes part of the public domain other than as a result of a breach of this Agreement or the obligations of confidentiality under this Agreement; or

(b) is approved in writing by the Disclosing Party for release; or

(c) independently developed by the Receiving Party or its Affiliates or Representatives without use of or reference to the Confidential Information of the Disclosing Party; or

(d) received from a Third Party who, to the knowledge of the Receiving Party, is not under any obligation of confidentiality towards the Disclosing Party with respect to such information.

The Receiving Party has the burden of proving any of the above exceptions. The Disclosing Party has the right to inspect the Receiving Party’s documentary evidence upon which the Receiving Party bases its claim that Confidential Information is within any of the above exceptions.

14.3. Confidentiality Obligations. Each Party shall keep all Confidential Information received from or on behalf of another Party with the same degree of care with which it maintains the confidentiality of its own Confidential Information, but in all cases no less than a reasonable degree of care. Each Party, in their position as a Receiving Party hereunder, shall, during the Term and for [**] thereafter:

(a) not use the Disclosing Party’s Confidential Information other than as strictly necessary to exercise its rights and perform its obligations under this Agreement; and

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(b) maintain the Disclosing Party’s Confidential Information in strict confidence and, subject to Section 14.4, not disclose the Disclosing Party’s Confidential Information to any Person without the Disclosing Party’s prior written consent, provided, however, the Receiving Party may disclose the Confidential Information to its Representatives who:

(i) have a need to know the Confidential Information for purposes of the Receiving Party’s performance, or exercise of its rights concerning the Confidential Information, under this Agreement;

(ii) have been apprised of the obligations of confidentiality, non-disclosure, and non-use under this Agreement; and

(iii) are themselves bound by written nondisclosure agreements or ethical obligations of confidentiality at least as restrictive as those set forth in this Section 14.3, provided further that the Receiving Party shall be responsible for ensuring its Representatives’ compliance with, and shall be liable for any breach by its Representatives of the confidentiality, non-disclosure and non-use obligations set forth herein.

14.4. Permitted Disclosure and Use. Notwithstanding Section 14.3, a Party may disclose Confidential Information belonging to another Party if and only to the extent such disclosure is reasonably necessary to:

(a) comply with applicable Laws, Regulatory Acts, rules, regulations, government requirements or court orders, provided that the Receiving Party shall promptly notify the Disclosing Party of its notice of any such requirements; provide the Disclosing Party a reasonable opportunity to seek a protective order or other appropriate remedy or waive its rights under this Article XIV; and disclose only the portion of Confidential Information that it is legally required to furnish;

(b) secure any Regulatory Approvals for the Sarepta Drug Products, provided that the Disclosing Party will take all reasonable steps to limit disclosure of the Confidential Information outside such regulatory agency and to otherwise maintain the confidentiality of the Confidential Information; or

(c) solely with respect to Confidential Information consisting of this Agreement and the financial aspects of this Agreement, for the presentation of or reporting to financial agencies or institutions, actual or potential investors or brokers, and their respective officers, directors, employees and representatives for the limited purpose of securing debt or equity financing and maintaining compliance with the definitive agreements executed in connection therewith; provided that any such disclosure is provided pursuant to a confidentiality agreement containing similar to or more restrictive than the terms in this Agreement and provided further that the Party exercising its rights under this Section 14.4(c) shall be responsible for ensuring such recipients’ compliance with, and shall be liable for any violation by such recipients of, Catalent’s confidentiality and disclosure obligations contained herein.

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14.5. Notification. A Receiving Party shall notify a Disclosing Party promptly upon discovery of any unauthorized use or disclosure of a Disclosing Party’s Confidential Information and will reasonably cooperate with a Disclosing Party to assist a Disclosing Party to regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure.

14.6. Publicity. Except as otherwise provided in this Article XIV, each Party shall maintain the confidentiality of all provisions of this Agreement, and without the prior written consent of the other Party, which consent shall not be unreasonably withheld, no Party nor its respective Affiliates shall make any press release or other public announcement of the provisions of this Agreement to any Third Party, except for: (i) disclosures required by stock exchange regulation or any listing agreement with a national securities exchange, in which case a Disclosing Party shall provide the other Parties with [**] notice unless otherwise not practicable, but in any event no later than the time a disclosure required by such stock exchange regulation or listing agreement is made; and (ii) disclosures as may be required by applicable Laws and Regulatory Acts, including but not limited to those required by the Securities Exchange Commission and the FDA, in which case a Disclosing Party shall provide the other Party with prompt advance notice of such disclosure and cooperate with the other Party to seek a protective order or other appropriate remedy, including a request for confidential treatment in the case of a filing with the Securities and Exchange Commission. A Party may publicly disclose without regard to the preceding requirements of this Section 14.6 any information that was previously publicly disclosed pursuant to this Section 14.6.

14.7. Use of Names. Except as otherwise set forth in this Agreement, no Party shall use the name of another Party in any public announcement, press release or other public document without the written consent of such other Party; provided, however, that, subject to and after giving effect to the provisions of Sections 14.4 and 14.6, any Party may use the name of another Party in any document filed with any Regulatory Authority or Governmental Authority, including the FDA, EMA and the Securities and Exchange Commission.

14.8. Defend Trade Secrets Act Notice. The Receiving Party acknowledges, and shall inform its Representatives of, the following notice required by the Defend Trade Secrets Act: An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Similarly, an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to that individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

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ARTICLE XV
Intellectual Property

15.1. General. This Article XV provides the general terms regarding Intellectual Property and attendant rights of the Parties thereto for the Manufacture and supply of the Lead DMD Product. In the event of a conflict between the terms and conditions in this Agreement as to Intellectual Property associated with the Lead DMD Product and the terms and conditions in the Amended and Restated Collaboration Agreement, the conflicting terms and conditions in this Agreement shall control. In the event of a conflict between the terms and conditions in this Agreement as to Intellectual Property associated with the Sarepta Clean Room Suites and the terms and conditions in the Amended and Restated Collaboration Agreement, the conflicting terms and conditions in the [**] shall control.

15.2. Sarepta Materials. As between the Parties, Sarepta shall own all rights in and title to the Sarepta Materials, and all derivatives, modifications, combinations with other materials and improvements thereto, including methods for making and using the Sarepta Materials or such derivatives, modifications or improvements.

15.3. License to Catalent. Sarepta retains all right, title, and interest in and to any Sarepta Intellectual Property. In recognition of the additional process development and analytical testing work undertaken by Sarepta without the assistance of Catalent (including the reliance on or reference to Catalent Confidential Information) or outside of either the Scope of Work generally or the Process Development-Focused SOWs specifically, the Parties agree that such activities shall be defined as Sarepta Intellectual Property, notwithstanding anything to the contrary in this Agreement or the Collaboration Agreement. Nothing in this Agreement shall be construed to grant Catalent any right or license to any Sarepta Intellectual Property except as expressly set forth herein. During the Term, Sarepta hereby grants to Catalent a fully paid, non-exclusive license under any and all Sarepta Intellectual Property and Sarepta Arising IP that is necessary for the sole and limited purpose of Catalent’s performance of its obligations under this Agreement, including, without limitation, the Manufacture of Batches of the Bulk Drug Substance for Sarepta.

15.4. License to Sarepta. Catalent retains all right, title, and interest in and to any Catalent Intellectual Property. Any Improvements, other than to Sarepta Technology, created or developed solely or jointly by Catalent in the course of performing the Scope of Work, the clinical and commercial supply Manufacturing of Bulk Drug Substance or Drug Product, and/or the Continuous Improvement Program that relates generally to the Development or Manufacture of drug substances or drug products, including any process, protocol, technology, Know-How or the like that applies generally to the conduct by Catalent of laboratory and manufacturing operations and activities, except to the extent that any of the same [**] and Catalent shall own all right, title and interest therein. Catalent shall provide written notice to Sarepta of any such Catalent Arising IP, as soon as possible but no later than [**] after conception or observation of the same by Catalent. Sarepta hereby assigns to Catalent all right, title, and interest in and to all such Catalent Arising IP, free and clear of all liens, claims, and encumbrances, and shall take any actions, including but not limited to the execution of documents, reasonably requested by Catalent and at Catalent’s expense, to effect the purposes of the foregoing. Catalent hereby grants to Sarepta a perpetual, irrevocable, fully paid, non-exclusive, worldwide license, with the right to grant and

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authorize sublicenses through multiple tiers (a) under the Catalent Arising IP and Catalent Intellectual Property, for the sole and limited purpose of [**] and (b) under the Catalent Arising IP and [**] in each case, (a) and (b), provided that [**].

15.5. Project Intellectual Property. All Intellectual Property created or developed by Sarepta or solely or jointly by Catalent in the course of performing the Scope of Work, the clinical and commercial supply Manufacturing of Bulk Drug Substance or Drug Product, and/or the Continuous Improvement Program, that [**] Sarepta Confidential Information or Sarepta Intellectual Property, shall be “Sarepta Arising IP” and the exclusive property of Sarepta. As such Sarepta Arising IP is created or developed, Catalent shall provide written notice to Sarepta of any such Sarepta Arising IP, as soon as possible but no later than [**] after conception or observation of the same by Catalent. Catalent hereby assigns to Sarepta all right, title, and interest in and to all such Sarepta Arising IP, free and clear of all liens, claims, and encumbrances, and shall take any actions, including but not limited to the execution of documents, reasonably requested by Sarepta and at Sarepta’s expense, to effect the purposes of the foregoing.

15.6. Existing Intellectual Property. If Catalent desires to incorporate any Catalent Intellectual Property, or to Catalent’s knowledge, any Third Party Intellectual Property that would require a license or assignment not otherwise provided for in this Agreement, into the Development or Manufacture of the Lead DMD Product, Catalent will provide prior written notice and seek the written approval of Sarepta concerning the same (such notice shall be separately set forth and identified as such, and not generally contained in this Agreement or the Scope Work). Upon receipt of such a notice, Sarepta shall provide a prompt written response to Catalent no later than [**] from receipt of such notice, indicating Sarepta’s approval or objection to the same. [**] Upon any objection by Sarepta, the Parties will meet and confer to determine a mutually acceptable work-around to the Intellectual Property subject to the objection. If there is no suitable work-around and the Parties desire to secure the Intellectual Property, [**] shall secure a license to the Intellectual Property at [**] cost for the [**], such license to include rights to sublicense to [**] and through multiple tiers. Catalent shall indemnify Sarepta pursuant to Section 18.6 for any Intellectual Property of any Third Party incorporated into the Development or Manufacture of the Lead DMD Product for which a license has not been secured without having provided prior notice to, and received approval from, Sarepta under this Section. Absent knowledge of actual infringement or a reasonable likelihood of potential infringement (e.g., via third party notice), Catalent is under no general obligation to undertake any patent infringement or patent clearance studies or to obtain any patent opinions, or to seek or secure any licenses to Third Party Intellectual Property on Sarepta’s behalf.

15.7. Sublicenses. Sarepta shall remain fully responsible to Catalent for the performance of its Sublicensees with respect to Sarepta’s obligations under the terms of this Agreement. Any act or omission of a Sublicensee which would be a material breach of this Agreement if performed by Sarepta shall be deemed to be a breach by Sarepta of this Agreement susceptible to cure within the cure period specified in Section 19.1(c)(ii). In the event Sarepta has actual knowledge of a breach of any sublicense agreement as to the misuse, misappropriation, theft or breach of confidence of Catalent Intellectual Property and Catalent Arising IP, Sarepta shall promptly inform Catalent. Within [**] of notification, Sarepta shall institute an action or proceeding against the sublicensee or otherwise confirm with reasonable supporting information that the breach is no

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longer occurring. If Sarepta fails to bring such an action or proceeding or stop the breaching sublicensee, or fails to confirm that the breach is no longer occurring, Catalent shall have the right, but not the obligation, to prosecute the same solely with respect to the breaching activities. Sarepta shall, [**] reasonably cooperate with Catalent in such action at [**] expense.

15.8. Patent Filings; Cooperation. The Parties agree to cooperate in the preparation, filing, prosecution and maintenance of all Patents disclosing or claiming the Sarepta Arising IP or the Catalent Arising IP (collectively, the “Arising IP Patents”), including obtaining and executing necessary powers of attorney and assignments by the named inventors, providing relevant technical reports to the filing Party concerning Inventions disclosed in such Arising IP Patents, obtaining execution of such other documents which are needed in the filing and prosecution of such Arising IP Patents. The Parties shall cooperate reasonably in the prosecution of all Arising IP Patents.

15.9. Notice and Defense of Third-Party Infringement Claims. The Parties acknowledge that successful completion of Catalent’s obligations under this Agreement may require a license to Third Party Intellectual Property.

(a) If Sarepta determines that a license to Third Party Intellectual Property (including Third Party Intellectual Property of other Sarepta suppliers) is required for Catalent’s use of Sarepta Intellectual Property in order to Manufacture the Lead DMD Product, [**] will be responsible for obtaining and maintaining such license, which license will extend to [**] for the Manufacturing necessary hereunder.

(b) If Catalent determines that a license to Third Party Intellectual Property (excluding Third Party Intellectual Property of other Sarepta suppliers) is required for Catalent’s use of Catalent Intellectual Property in order to Manufacture the Lead DMD Product, [**] will be responsible for obtaining and maintaining such license; provided, however, [**]. In the event either Party is put on notice by a Third Party of alleged infringement of such Third Party’s Intellectual Property arising solely from Catalent Intellectual Property, as used by [**] in performing the Manufacturing, such Party will promptly inform the other Party of such notification, including furnishing a copy of such notification (or those portions of the notification directly pertaining to same). Catalent and Sarepta together will promptly investigate such notice, and if deemed credible by Catalent, seek to resolve the same with such Third Party in a manner that allows for the manufacture of the Lead DMD Product and exploitation, including the commercial sale, of the same. Subject to the foregoing, [**] will assume the costs of resolution, including any license fees and costs associated with litigation, associated with claims of infringement of Third Party Intellectual Rights arising solely from [**] Intellectual Property.

15.10. Patent Term Extensions. As between the Parties, Sarepta shall have the exclusive right, but not the obligation, to seek Patent Term Extensions (including any supplemental protection certificates and the like available under applicable Laws) in relation to Regulatory Approval of a Lead DMD Product. Catalent and Sarepta shall cooperate in connection with all such activities. [**]

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15.11. Product Trademarks. Sarepta shall in its sole discretion select trademarks under which it shall Commercialize the Lead DMD Product.

ARTICLE XVI
AFFILIATES AND SUBCONTRACTORS

16.1. Performance by Affiliates. The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates; provided, however, that each Party shall remain responsible for and be a guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance, and provided further, that Catalent and its Affiliates may not perform any Development, Manufacturing or Commercialization activities with respect to any Sarepta Drug Product at a facility other than the Catalent Facilities as defined herein without Sarepta’s prior written consent. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against an Affiliate, for any obligation or performance hereunder prior to proceeding directly against such Party. Wherever in this Agreement a Party delegates responsibility to Affiliates, such Party agrees that such entities may not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

16.2. Performance by Subcontractors. Catalent shall have the right to subcontract a limited portion of its rights and obligations hereunder at any given time during the Term, but only after obtaining Sarepta’s prior written consent, not to be unreasonably withheld; provided, however, that with respect to each such subcontract, [**]. No sublicense rights or licenses may be extended to any such permitted subcontractors of Catalent. However, it is acknowledged and understood by the Parties that the license grants provided to Catalent under this Agreement cover the activities relating to the performance of this Agreement of permitted subcontractors of Catalent and other Persons duly engaged by Catalent as contemplated hereunder. Any references in this Agreement to a “permitted” or “approved” subcontractor of Catalent shall mean those subcontractors of Catalent who satisfy all of the requirements set forth in this Section 16.2. Catalent’s subcontractors approved by Sarepta at the outset of this Agreement are listed in Exhibit C.

ARTICLE XVII
RECORDS AND AUDITS

17.1. Records and Information.

(a) General. Catalent shall maintain up to date accurate records of all material activities conducted by or on behalf of it under this Agreement as well as may be required in order to comply with cGMPs, applicable Laws and Regulatory Acts and the Quality Agreement, and including in respect of all data and other information pertaining to the Manufacture of the Bulk Drug Substance and Drug Product (which records shall include, as applicable, books, records, reports, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof) (hereinafter the “Catalent Records”).

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(b) Access to Records. Sarepta and its agents or designees shall have the right: (i) at its expense, not more than [**] per calendar year, to review Catalent Records, at reasonable times, upon written request, relating to the activities undertaken by Catalent under this Agreement; and (ii) subject to Section 11.2(a), to reference any Catalent-owned Regulatory Materials as required for any submission to a Regulatory Authority.

17.2. Financial Records; [**].

(a) Financial Records. Catalent and any approved subcontractors shall keep full, true and accurate records and books of account containing all particulars that may be reasonably necessary for the purpose of confirming the accuracy of, and calculating, as applicable, all payments due or sought in relation to the activities under this Agreement and any other records reasonably required to be maintained with respect to Catalent’s obligations under this Agreement (such records being “Catalent Financial Records”), and Catalent shall maintain complete and accurate records in sufficient detail to permit Sarepta to confirm the accuracy of all costs and any other amounts payable or otherwise reimbursable under this Agreement, in each case for a minimum period of [**] or such longer period as required by applicable Laws.

(b) [**]

ARTICLE XVIII
Representations and Warranties

18.1. Sarepta and Catalent Mutual Representations and Warranties. Sarepta and Catalent each hereby represent, warrant and covenant to one another as follows, as of the Effective Date:

(a) Corporate/Company Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated, and has full company or corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder (except as provided in Section 18.1(d)).

(b) Authority and Binding Agreement.

(i) It has the company or corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder,

(ii) It has taken all necessary company or corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and

(iii) This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is

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enforceable against it in accordance with its terms, except as enforcement may be affected by bankruptcy, insolvency or other similar Laws and by general principles of equity.

(c) No Conflicts. The execution, delivery and performance of this Agreement by it does not (i) conflict with any agreement, instrument or understanding, oral or written, to which it is a party and by which it may be bound or (ii) violate any Laws of any Governmental Authority having jurisdiction over it.

(d) All Consents and Approvals Obtained. Except with respect to Regulatory Approvals for the Development, Manufacturing or Commercialization of the Lead DMD Product that are not required at the time of execution of this Agreement or as otherwise expressly noted in this Agreement, (i) all necessary consents, approvals and authorizations of, and (ii) all notices to, and filings by such Party with, all Governmental Authorities and other Persons required to be obtained or provided by such Party as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained and provided.

(e) Compliance with Law. The Parties shall perform all of their respective obligations under this Agreement in full compliance with all applicable Laws and Regulatory Acts.

18.2. Mutual Covenants; No Debarment. No Party shall use in any capacity, in connection with its Development, Manufacture or Commercialization of a Drug Product hereunder, any Person who has been debarred pursuant to Section 306 of the FD&C Act (or similar Law outside of the U.S.), or who is the subject of a conviction described in such section, and each Party shall inform the other Party in writing immediately if it or any Person who is performing services for such Party hereunder is debarred or is the subject of a conviction described in Section 306 (or similar Law outside of the U.S.), or if any action, suit, claim, investigation or legal administrative proceeding is pending or, to such Party’s knowledge, is threatened, relating to the debarment of such Party or any Person used in any capacity by such Party in connection with its Development, Manufacture or Commercialization of a Drug Product hereunder.

18.3. Additional Representations, Warranties and Covenants by Catalent. Catalent represents, warrants and covenants to each other Party as follows:

(a) As of the Effective Date, to the best of Catalent’s knowledge, the use of Catalent Intellectual Property in the performance of activities contemplated under this Agreement as of the Effective Date shall not infringe any Intellectual Property of Third Parties. Catalent covenants to Sarepta that it shall promptly notify Sarepta in writing should it become aware of any claims asserting such infringement.

(b) As of the Effective Date, Catalent is a wholly-owned subsidiary of CPS.

(c) To the best of Catalent’s knowledge, after reasonable inquiry and investigation, (i) there is no “material” claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or threatened against or by Catalent; and (ii) no

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event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. An Action is “material” herein if it could result in a final claim, judgment or penalty [**].

(d) Catalent has complied, and is now complying, with all applicable Law and all terms of the [**] lease relative to its use and improvement of the [**] Facility. Catalent shall hold, as and when necessary during the Term of this Agreement, all licenses, permits and similar authorizations required by any Regulatory Authority for Catalent to perform its obligations under this Agreement.

(e) The Batches Delivered by Catalent to Sarepta under this Agreement shall be free of any liens, security interests or other encumbrances.

(f) The Batches Delivered by Catalent to Sarepta under this Agreement shall have been manufactured in accordance with applicable Law and in conformity with the Specifications and shall not be adulterated, misbranded, or mislabeled within the meaning of applicable Law; provided that Catalent shall not be liable for defects attributable to Sarepta Materials or materials provided by or on behalf of Sarepta, other than by Catalent or its Affiliates, with respect to Batches subsequent to delivery (including, in each case to the extent applicable, artwork, advertising, and labeling).

18.4. Additional Representations, Warranties and Covenants of Sarepta.

(a) Sarepta covenants to Catalent that Sarepta shall comply with all applicable Laws in its use of the Lead DMD Product as well as Bulk Drug Substance Delivered to it under this Agreement.

18.5. No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO [**] AND, EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

18.6. Catalent Indemnity. Catalent shall defend, indemnify and hold harmless Sarepta and its Affiliates, and their respective directors, manager, officers, employees, contractors, agents and assigns (each, a “Sarepta Indemnitee”) from and against any and all liabilities, losses, costs and expenses (collectively, “Loss”) suffered or incurred by them in connection with any claim brought by a Third Party that arises or is alleged to arise from or in connection with:

[**]

except to the extent in each case that the Loss in question resulted from the negligence or willful misconduct of, or breach of this Agreement by, a Sarepta Indemnitee or any of its or their Representatives.

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18.7. Sarepta Indemnity. Sarepta shall defend, indemnify and hold harmless Catalent and its Affiliates, and their respective directors, manager, officers, employees, contractors, agents and assigns (each, a “Catalent Indemnitee”) from and against any and all Loss suffered or incurred by them in connection with any claim brought by a Third Party that arises or is alleged to arise from or in connection with:

[**]

except to the extent in each case that the Loss in question (i) resulted from the negligence or willful misconduct of, or breach of this Agreement by, a Catalent Indemnitee or any of its or their Representatives, or (ii) resulted from any activities for which Catalent is obligated to indemnify a Sarepta Indemnitee pursuant to Section 18.6(b).

18.8. Indemnification Procedures. The Person or Persons claiming indemnity under this Article XVIII (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such claim. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the claim for which indemnity is being sought. The Indemnifying Party shall have the right, but not the obligation, to assume and conduct the defense of the claim with counsel of its choice; provided, the Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense. The Indemnifying Party shall not settle any claim without (a) first consulting with the Indemnified Party, and (b) obtaining the prior written consent of the Indemnified Party, not to be unreasonably withheld or delayed, unless the settlement involves only the payment of money. The Indemnified Party shall not settle or compromise any such claim without (x) first consulting with the Indemnifying Party, and (y) obtaining the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the claim as provided above, (i) the Indemnified Party may, using counsel of its choice, defend against such claim in any manner the Indemnified Party may deem reasonably appropriate, and (ii) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article XVIII, provided, that in such instance such indemnity shall also include the reasonable legal fees and reasonable Out-of-Pocket Costs incurred by the Indemnified Party in connection with so defending itself in the absence of a defense being provided by the Indemnifying Party.

18.9. Insurance.

(a) At all times during the Term of this Agreement (including any post-termination period in which Catalent is completing its performance under a purchase order accepted prior to termination, each Party, and, to the extent applicable, its approved subcontractors, shall obtain and maintain with insurers [**] or higher at all times as of and after the date of this Agreement, at [**] cost and expense: (i) general liability insurance with a per occurrence limit of [**] or equivalent and an annual aggregate limit of [**] or equivalent; (ii) Products and Completed Operations Liability Insurance with a per occurrence limit of not less than [**] or equivalent covering each Party’s own operations arising out of or connecting with this Agreement, providing coverage for bodily injury and property damage claims; and (iii) workers’ compensation as required by all applicable laws and employer’s liability coverage with a limit of not less than [**].

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If any such policy is replaced, each Party agrees to purchase tail coverage or ensure that the new policy has a retroactive date that is consistent with the start of any work under a scope of work and that such Party will continue to be covered on the replacement policy. Each Party may self-insure all or any portion of the required insurance as long as, together with its Affiliates, its US GAAP net worth is greater than [**] or equivalent or its annual EBITDA (earnings before interest, taxes, depreciation and amortization) is greater than [**] or equivalent. Waivers of subrogation and additional insured status obligations will operate the same whether insurance is carried through third parties or self-insured. Upon the other Party’s written request from time to time, each Party shall promptly furnish to the other Party a certificate of insurance or other evidence of the required insurance. Without limiting the foregoing, Catalent shall obtain and maintain all risk property insurance coverage which includes business interruption.

ARTICLE XIX
Termination and Survival

19.1. Term and Termination.

(a) The term of this Agreement shall begin on the Effective Date and continue until the earlier of (i) December 31, 2028, or (ii) termination in accordance with this Section 19.1 (the “Term”). The Parties may extend the Term by mutual written agreement.

(b) Sarepta shall have the right to terminate this Agreement by giving written notice to Catalent in the event of any of the following:

(i) For failure to perform, if Catalent fails to deliver at least [**] of the Batches ordered by Sarepta [**]

(ii) The Lead DMD Product subject to this Agreement (A) undergoes a market withdrawal, or (B) otherwise is determined by Sarepta or a Regulatory Authority to have material safety risks, or (C) Sarepta or a Regulatory Authority identifies sufficient questions regarding efficacy or substantial Manufacturing concerns, in each case (A) through (C), leading to the cessation or termination of Development, Manufacture or Commercialization of, or seeking Regulatory Approval for, the Lead DMD Product; or

(iii) Catalent undertakes or experiences [**]; or

(iv) If Sarepta has, in good faith, exhausted all reasonable remedies to resolve a patent dispute and a court or other competent authority (A) issues a final decision that Catalent Intellectual Property reasonably necessary to Manufacture the Lead DMD Product, or Sarepta Technology, infringes a valid and enforceable Patent held by a Third Party, or (B) grants an injunction that renders Sarepta unable to sell the Lead DMD Product; or

(v) Pursuant to the rights granted Sarepta in Section 7.4(b).

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(c) Either Party hereto shall have the right to terminate this Agreement by giving the other Party written notice in the event of any of the following:

(i) In the event that (i) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or substantially all of its assets, (ii) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within [**] of its filing, or (iii) such other Party makes an assignment of substantially all of its assets for the benefit of creditors; or

(ii) If the other Party is in material breach of this Agreement, provided that if the breach is capable of cure (1) the non-breaching Party shall first provide [**] prior written notice and an opportunity to cure to the breaching Party and (2) in the event the breach is not cured within such [**] period, the breaching Party has not diligently pursued an acceptable cure and provided a reasonable plan of proposed actions and schedule for completing such cure outside the [**] period that the non-breaching Party agrees, in its sole discretion, is reasonably likely to allow for cure in a sufficient and timely enough manner; or

(iii) The other Party is suspended or debarred by FDA or the United States government.

19.2. Effect of Termination.

(a) The Party making notification of termination shall specify in the termination notice the effective date of the termination (the “Termination Date”), which, in the event of termination pursuant to Section 19.1(c)(ii), shall be no sooner than the date that is [**] after notification of the breach if such breach is capable of cure.

(b) If this Agreement is terminated by Catalent pursuant to Section 19.1(c)(ii), the economic consequences will be solely as follows (except, in the case of termination for breach, to the extent additional remedies are available under applicable Law): [**].

(c) If this Agreement is terminated by Sarepta pursuant to Sections 19.1(b)(ii), (iii) or (iv), the economic consequences will be solely as follows: [**].

(d) Under any termination of this Agreement, except for any termination by Sarepta pursuant to Section 19.1(c) or, in the event that Catalent Intellectual Property reasonably necessary to Manufacture the Lead DMD Product infringes a valid and enforceable Patent held by a Third Party, under Section 19.1(b)(iv), and in addition to amounts paid pursuant to Sections 19.2(b) and (c), Catalent shall [**]. Additionally, under any termination of this Agreement, the JSC shall review and approve the disposition of any Raw Materials procured and stored for the Manufacture of Bulk Drug Substance or Drug Product under this Agreement, [**].

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(e) If this Agreement is terminated by Sarepta pursuant to Section 19.1(c), Catalent’s obligation under Section 12.2 shall continue for a period no longer than the earlier of ([**].

(f) Except as otherwise provided in Sections 19.2(b) and 19.2(c), payments owed to Catalent in connection with a termination of this Agreement shall be made within [**] after the later of the Termination Date or the receipt of an invoice for the same. Payments under Section 19.2(d) shall be made to Catalent within [**] following the submission to Sarepta of an accounting of all non-cancellable fees and expenses incurred by Catalent and a corresponding invoice.

(g) If this Agreement is terminated by Sarepta pursuant to Sections 19.1(c), Section 19.1(b)(i) or 19.1(b)(iv), Catalent shall, within [**] of the Termination Date, refund any deposits for those portions of any outstanding Scope of Work that have not been completed, return any amounts advanced for cancellable costs, and deliver to Sarepta all inventory of Sarepta Materials and any other Raw Materials for which Sarepta has paid; and Sarepta shall be relieved of all further purchase and payment obligations under this Agreement.

(h) EXCEPT AS EXPRESSLY PROVIDED IN [**], CATALENT SHALL HAVE NO LIABILITY UNDER THIS AGREEMENT FOR ANY AND ALL CLAIMS FOR LOST, DAMAGED OR DESTROYED SAREPTA MATERIALS, WHETHER OR NOT SUCH SAREPTA MATERIALS ARE USED IN THE SERVICES OR INCORPORATED INTO A PRODUCT. [**], CATALENT’S TOTAL LIABILITY IN ANY [**] PERIOD FOR LOST OR DAMAGED SAREPTA MATERIALS, WHETHER OR NOT SUCH SAREPTA MATERIALS ARE USED IN THE SERVICES OR INCORPORATED INTO A PRODUCT, IS LIMITED TO THE LESSER OF [**]. [**] CATALENT SHALL HAVE NO LIABILITY UNDER THIS AGREEMENT FOR ANY AND ALL CLAIMS FOR LOST, DAMAGED OR DESTROYED RAW MATERIALS, WHETHER OR NOT SUCH RAW MATERIALS ARE USED IN THE SERVICES OR INCORPORATED INTO A PRODUCT. SAREPTA AGREES THAT TO THE FULLEST EXTENT PERMITTED BY LAW, CATALENT’S LIABILITY TO SAREPTA FOR ANY AND ALL INJURIES, CLAIMS, LOSSES, EXPENSES, OR DAMAGES, WHATSOEVER, ARISING OUT OF OR IN ANY WAY RELATED TO THE ACTIVITIES OF THIS AGREEMENT, FROM ANY CAUSE OR CAUSES INCLUDING, BUT NOT LIMITED TO, BREACH OF CONTRACT, NEGLIGENCE, ERRORS, OMISSIONS OR STRICT LIABILITY, SHALL NOT EXCEED [**], EXCEPT THAT THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY TO LIABILITY THAT IS SUBJECT [**]. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, BUT NOT LIMITED TO, DAMAGES BASED UPON LOST PROFITS, RELIANCE OR EXPECTATION, BUSINESS INTERRUPTION, LOST BUSINESS, OR LOST SAVINGS) FOR ANY ACTS OR FAILURE TO ACT UNDER THIS AGREEMENT, INCLUDING ANY TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBLE EXISTENCE OF SUCH DAMAGES. The limitations of liability reflect the allocation of risk between the Parties. The limitations specified in this Section 19.2(h) will survive and apply even if any limited remedy specified in this Agreement is found to have failed of its essential purpose.

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(i) In the event of termination or expiration of this Agreement, in addition to any rights or obligations that by their terms are intended to survive the Term of this Agreement, the following provisions shall survive such termination: Section 4.7 (solely with regard to payment obligations arising prior to and unpaid as of the date of expiration or termination, including but not limited to any obligation to purchase that Catalent cannot cancel), Section 5.10 (solely with regard to payment obligations arising prior to and unpaid as of the date of expiration or termination, including but not limited to any obligation to purchase that Catalent cannot cancel), Sections 11.5- 11.7, Section 12.1, Section 14.1 through Section 14.4 (in each case, for five years following termination or expiration), Section 14.6, Section 15.1, Section 15.2, Section 15.4, Section 15.5, Section 15.6, Section 15.7, Section 15.8, Section 15.10, Section 15.11, Sections 18.3 through 18.9, Section 19.2, Article XX, and Article XXI (except for Section 21.8). Termination or expiration of this Agreement for any reason will not relieve the Parties of any liability accruing prior thereto and will be without prejudice to the rights and remedies of any Party with respect to any antecedent breach of the provisions of this Agreement.

(j) Each Party acknowledges that, in the event of termination and unless otherwise agreed to by Sarepta, Catalent shall promptly return or destroy, as directed by Sarepta, any Sarepta Materials as well as Sarepta Technology, and each Party shall promptly return to the other Party or destroy (as such other Party may direct) all data and documents in any form comprising or containing any Confidential Information of the other Party, except that each Party may retain: (a) one copy of the other Party’s Confidential Information in secure legal archives for evidentiary purposes only and (b) a copy of computer records or files containing such Confidential Information that have been created pursuant to automatic archiving or back-up procedures that cannot reasonably be deleted (collectively, “Retained Copies”), provided, however, that any such Retained Copies will be kept confidential by the Receiving Party in accordance with the terms and provisions of this Agreement for as long as the Receiving Party is in possession of the Retained Copies, and provided further, that in the event of a termination of this Agreement by Sarepta in connection with a Change in Control, all Retained Copies of Sarepta Confidential Information must be returned or destroyed by Catalent, at Sarepta’s election, within [**]. In addition, Catalent shall provide a written certification to Sarepta that (i) Catalent and its subcontractors have satisfied their confidentiality and recording obligations in all respects and (ii) all Sarepta Technology and copies thereof on any media in possession of Catalent, any of its employees or contractors have been destroyed or returned to Sarepta, such certification to be signed by a duly authorized officer of Catalent.

ARTICLE XX
Dispute Resolution

20.1. Disputes. The Parties recognize that, from time to time, disputes may arise as to certain matters which relate to a Party’s rights and/or obligations in connection with this Agreement. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article XX to resolve any controversy or claim arising out of, relating to or in connection with this Agreement prior to the pursuit of litigation.

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20.2. Dispute Resolution.

(a) In the event of a dispute under this Agreement, the Parties will refer the dispute to their respective designated executive officers for discussion and resolution, who shall attempt in good faith to resolve such dispute. If such executive officers are unable to resolve such a dispute within [**] of the dispute being referred to them, either Party shall be free to initiate the arbitration proceedings outlined in Section 20.2(b).

(b) Any dispute arising out of or relating to this contract, including the breach, termination or validity thereof, which is not resolved in accordance with Section 20.2(a) or subject to Section 20.3 shall be finally resolved by arbitration in accordance with the [**] (the “Administered Rules” or “Rules”). The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The place of the arbitration shall be [**]. [**] attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay [**] share of the fees and costs of the arbitrator.

20.3. Patent and Trademark Dispute Resolution. Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent rights covering the Manufacture, use or sale of any product or technology or of any trademark rights relating to any product or technology shall be submitted to a court of competent jurisdiction or patent office in which such Patent or trademark rights were granted or arose.

20.4. Injunctive Relief. Nothing herein may prevent a Party from seeking a preliminary injunction or temporary restraining order, in any court of competent jurisdiction, so as to prevent any confidential information from being disclosed in violation of an applicable confidentiality agreement entered into by the Parties or to prevent the threat of imminent harm.

20.5. Continued Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of Article XX, except as provided for in Section 2.6 or to the extent such commitments are the subject of such dispute, controversy or claim.

ARTICLE XXI
Miscellaneous

21.1. Assignment; Binding Effect. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, Sarepta may, without such consent, assign this Agreement (i) to any Affiliate; (ii) in connection with the transfer or sale of all or substantially all of the assets to which this Agreement relates; or (ii) in the event of the merger, reorganization or consolidation of Sarepta, provided that Sarepta will provide Catalent with prompt written notice of such assignment.

21.2. Expenses. Except as expressly specified herein, [**] expenses with respect to this Agreement.

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21.3. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when transmitted by e-mail (with confirmation of successful transmission and with a duplicate copy directed pursuant to the methods set forth in (c) or (d) below), (c) upon receipt, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) the day after it is sent, if sent for next-day delivery to a domestic address by overnight mail or courier, to the Parties at the following addresses:

If to Sarepta Sarepta Therapeutics Three, LLC

[**]

with a copy to (which shall not constitute notice to Sarepta):

Wilson Sonsini Goodrich & Rosati PC

[**]

If to Catalent Catalent Maryland, Inc.

[**]

with a copy to:

Catalent Pharma Solutions, LLC

[**]

provided, however, that if any Party shall have designated a different address by notice to the others, then to the last address so designated.

21.4. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy such determination shall not affect the enforceability of any others or of the remainder of this Agreement; and in connection with such term, provision, covenant or restriction of this Agreement which is held invalid, void, unenforceable or against regulatory policy, the Parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid term, provision, covenant or restriction and, absent any agreement by the

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Parties, such court of competent jurisdiction or other authority shall substitute therefore such term, provision, covenant or restriction as is legal, valid and enforceable but otherwise similar to the invalid term, provision, covenant or restriction.

21.5. Entire Agreement. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by the Parties hereto. This Agreement, inclusive of the Quality Agreement and Amended and Restated Collaboration Agreement, all which are incorporated by reference, contain the entire agreement of the Parties hereto with respect to the Manufacture of the Lead DMD Product, superseding all negotiations, prior discussions and agreements made prior to the date hereof.

21.6. Waiver. The failure of any Party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof. No waiver of any provision of this Agreement will be valid unless made in writing and signed by the Party to which such performance is due.

21.7. Governing Law. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed and construed by the Laws of the State of New York without regard to conflict of law principles that would result in the application of any Law other than the Laws of the State of New York. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

21.8. Further Assurances. In order to carry out the provisions of this Agreement, give effect to the transactions contemplated hereby, and to defend claims or enforce rights with respect to Third Parties, the Parties shall from time to time at the reasonable request and expense of the other Party, furnish the other Party such further information, assurances or access, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or appropriate.

21.9. Headings. The headings of the Articles, Sections, subsections, Schedules and Exhibits of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

21.10. Counterparts. This Agreement may be signed in any number of counterparts, each and every one of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to each of the other Parties, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

21.11. Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against a drafting Party shall not be employed in the interpretation of this Agreement.

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21.12. Interpretation.

(a) When a reference is made in this Agreement to an Article, Section, Exhibit, Schedule, Recital or Preamble, such reference is to an Article, Section, Exhibit, Schedule, Recital or Preamble of or to this Agreement unless otherwise indicated.

(b) The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including the Exhibits and Schedules, and not to any particular provision of this Agreement.

(c) The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(d) Words of one gender include the other gender.

(e) References to a Person are also to its successors and permitted assigns.

(f) The term “Dollars” and “$” means United States Dollars.

(g) The word “including” means “including without limitation” and the words “include” and “includes” have corresponding meanings.

(h) The word “or” shall not be exclusive but rather shall have the inclusive meaning commonly associated with “and/or.”

(i) References herein to an agreement, law or regulation include such agreement, law or regulation as amended, restated, supplemented, or otherwise modified from time to time unless otherwise specified.

21.13. Relationship of the Parties. This Agreement and the Amended and Restated Collaboration Agreement are not intended by the Parties to constitute or create a joint venture, pooling arrangement, partnership, or formal business organization of any kind, and the rights and obligations of the Parties shall be only those expressly set forth herein and therein. No Party will have any right, power or authority, nor will they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of another Party, or otherwise act as an agent for another Party for any purpose.

* * * * * * * * * * *

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IN WITNESS WHEREOF, the Parties hereto have caused this Amended & Restated Manufacturing and Supply Agreement to be executed by their respective duly authorized officers as of the date first above written.

Sarepta THERAPEUTICS THREE, LLC.

By: /s/ Adam Hopkin

Name: Adam Hopkin

Title: Manager

CATALENT MARYLAND, INC.

By: /a/ Manja Boerman

Name: Manja Boerman

Title: President – BioModalities

[Signature page to Amended and Restated Manufacturing & Supply Agreement]

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EXHIBIT A

DEFINITIONS

This Exhibit A to this Manufacturing and Supply Agreement provides agreed upon definitions applicable to the Parties for purposes of this Agreement. All capitalized terms used in this Agreement without definition shall have the meanings ascribed thereto in this Exhibit A.

1.1 Definitions.

“Additional Raw Materials Cost” means the costs of the Raw Materials associated with the re-Manufacture or Reprocessing of a Failed Batch or Defective Batch of Drug Product or Bulk Drug Substance under Section 8.6, which costs are comprised of (a) with respect to Drug Product, the cost of any additional Raw Materials necessary for the supply of any substitute Bulk Drug Substance that must be replaced therefor and the cost of any other additional Raw Materials necessary for Manufacture of the new Batch or to Reprocess the current Batch of Drug Product; and (b) with respect to Bulk Drug Substance, the cost for the supply of Raw Materials necessary to Manufacture a new Batch or Reprocess the current Batch of Bulk Drug Substance.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlled by, controlling or under common control with such Person; and with respect to Catalent, it means [**], and any corporation, firm, partnership or other entity controlled by [**]. For purposes of this definition, “control” means the ownership of more than fifty percent (50%) of the securities or other ownership interests representing the equity voting stock or general partnership or membership interest of such entity or the power to direct or cause the direction of the management or policies of such entity whether through the ownership of voting securities, by contract or otherwise. The Parties acknowledge that in the case of certain entities organized under the Laws of certain countries outside of the U.S., the maximum percentage ownership permitted by Laws for a foreign investor may be less than fifty percent (50%), and that in such case, such lower percentage shall be substituted in the preceding sentence; provided, that such foreign investor has the power to direct or cause the direction of the management and policies of such Person; provided; further for purposes of this Agreement: (a) notwithstanding anything to the contrary, Sarepta and Catalent shall be deemed not to be an “Affiliate” of one another and (b) a Person shall cease to be an “Affiliate” hereunder upon the date that such Person no longer satisfies the requirements set forth in this definition.

“Batch” means a specific quantity of drug substance [**], Bulk Drug Substance or Drug Product, as applicable in the given context, that is intended to have uniform character and quality within specified limits and is produced according to a single cycle of Manufacture.

“Batch Record” means a manufacturing record for a Batch generated by Catalent concurrently with the production of a specific Batch such that successive steps in such processes are documented.

Exhibit A-1

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“[**] Facility” shall mean the product development and manufacturing facility located at [**].

“BLA” means a Biologics License Application (or successor or equivalent application) (including all supplements, amendments, and modifications thereof) for authorization for marketing of a biologic product, as defined in the applicable Laws and regulations and filed with applicable Regulatory Authorities, including an application for accelerated approval.

“Bulk Drug Substance” means the active pharmaceutical ingredients of the Lead DMD Product being Manufactured by Catalent in bulk form and prior to any formulation, filling, and finishing.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York are authorized or required by Law to be closed for business.

“[**] Facility” shall mean the commercial scale biomanufacturing facility located at [**].

“[**] Facility” shall mean the commercial scale biomanufacturing facility located at [**].

“Catalent Facility” and “Catalent Facilities” shall mean the [**] Facility, [**] Facility, and/or [**] Facility, individually or collectively as appropriate under the circumstances based upon the facility/facilities at which Manufacturing or other services are being performed.

“Catalent Intellectual Property” means any Intellectual Property owned or Controlled by Catalent prior to the Original Effective Date, or otherwise arising outside the performance of this Agreement, without reliance on or reference to any Sarepta Confidential Information.

“Cell Line” means the cell line licensed to or used by Sarepta for the Manufacture of the Lead DMD Product and any derivatives, modifications or progeny thereof.

“Certificate of Analysis” or “COA” means a written certificate issued by Catalent listing the items tested, the Specifications, testing methods and test results for a specific Batch.

“Certificate of Compliance” or “COC” means a written certificate issued by Catalent, in a form approved by the Parties and executed by Catalent’s quality assurance department, certifying that each Batch has been Manufactured in accordance with and satisfies the Product Requirements.

“cGCPs” means the then-current standards, practices and procedures promulgated or endorsed by (i) the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the EU, (ii) the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA and (iii) the equivalent Laws in any relevant country, in each case, including all applicable rules, regulations, orders and guidance applicable thereto, and as each may be amended from time to time, and any successor thereto.

Exhibit A-2

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“cGLPs” means the then-current standards, practices and procedures promulgated or endorsed by (i) the European Commission Directive 2004/10/EC relating to the application of the principles of good laboratory practices as well as “The rules governing medicinal products in the European Union,” Volume 3, Scientific guidelines for medicinal products for human use (ex – OECD principles of GLP), (ii) the then current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and (iii) the equivalent Laws in any relevant country, in each case, including all applicable rules, regulations, orders and guidance applicable thereto, and as each may be amended from time to time, and any successor thereto.

“Change in Control” means the occurrence of any of the following events:

(a) a sale, conveyance or other disposition of all or substantially all of the assets or lines of business of [**],

(b) a merger or consolidation with or into any other entity, unless the stockholders of [**] immediately before the transaction own fifty percent (50%) or more of the voting stock of the acquiring or surviving corporation following the transaction (taking into account, in the numerator, only shares of capital stock of [**] held by such stockholders before the transaction and capital stock issued in respect of such prior-held capital stock of [**]), or

(c) any other transaction which results in (assuming an immediate and maximum exercise or conversion of all derivative securities issued in the transaction) the holders of the capital stock of [**] as of immediately before the transaction owning less than fifty percent (50%) of the voting power of [**] capital stock as of immediately after the transaction.

“Commercial Batch(es)” means a Batch or Batches ordered in accordance with Section 5.2, in contrast to Pre-Launch Batch(es) ordered as part of the SOW.

“Commercialize,” “Commercializing” or “Commercialization” means all activities directed to the marketing (whether through direct, in-person, electronic or other marketing channels), promotion, selling or offering for sale of a product for an indication, including planning, market research, pre-marketing activities undertaken in preparation for launch, advertising, educating, marketing, promoting, importing, exporting, distributing and post-marketing safety surveillance and reporting. For clarity, “Commercialize,” “Commercializing” or “Commercialization” shall not include any activities included within the Manufacturing or Development of a product.

“Competitive Product” means, with respect to the Lead DMD Product, any therapeutic drug product [**].

“Control,” “Controls” or “Controlled” means, when used in reference to intellectual property, other intangible property, or materials, that a Party owns or has a license or sublicense to such intellectual property, other intangible property or materials, and has the ability to grant a license or sublicense or other right to use such intellectual property, other intangible property or

Exhibit A-3

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materials, as applicable, as provided for herein, without (i) requiring the consent of a Third Party or (ii) violating the terms of any agreement or other arrangement with any Third Party.

“Cover,” “Covering” or “Covered” means, with respect to a country in the Territory, but for a license granted under a valid claim of a Patent, the use or sale, or offer for sale in such country of the subject matter at issue would infringe such valid claim, or in the case of a Patent that is a Patent application, would infringe a valid claim in such Patent application if it were to issue as a Patent.

“Defect” means, with respect to a Batch, other than a Batch that is not intended for use in the manufacture of Drug Product intended for human use (such as a Batch produced in engineering run), a defect that causes the Batch to fail to conform to the Specifications or otherwise cannot be used due to the failure of the Batch to meet the Product Requirements, and which is (a) discovered by Sarepta upon review of the Batch Documentation or Actual Sarepta Receipt of the Batch or (b) a Latent Defect.

“Develop,” “Developing” or “Development” means any and all activities relating to research, non-clinical, preclinical and clinical trials, toxicology testing, statistical analysis, publication and presentation of research and study results and reporting, process and analytical development, analytical testing, preparation and submission of applications (including any CMC-related information) for regulatory approval of a product, necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining all Regulatory Approvals for such product. For clarity, “Development” shall not include any activities included within the Manufacturing of a product.

“Drug Product” means the formulated mixture of the Bulk Drug Substance and any excipients, finished and filled in final marketed dosage form.

“EMA” means the European Medicines Agency or its successor.

“EU” means the countries of the European Union as it exists at any time.

“Exclusive Activities” means performing or agreeing to perform any [**].

“FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration or its successor.

“Fiscal Year” means the calendar year commencing on January 1 and concluding on December 31.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Good Manufacturing Practices” or “cGMPs” means the then-current good manufacturing practices required by (i) the FDA, as set forth in the FD&C Act and the regulations promulgated thereunder, for the manufacture and testing of pharmaceutical materials, including

Exhibit A-4

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the provisions of 21 C.F.R. Parts 210 and 211, (ii) European Commission Directive 91/356/EEC, as amended by Directive 2003/94/EC, and 91/412/EEC respectively, as well as “The rules governing medicinal products in the European Union,” Volume 4, Guidelines for good manufacturing practices for medicinal products for human and veterinary use, and (iii) the principles detailed in the ICH Q7A guidelines, in each case, including all applicable rules, regulations, orders and guidance applicable thereto, and as each may be amended from time to time, and any successor thereto.

“Governmental Authority” means any multinational, federal, state, local, municipal or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal), in each case, having jurisdiction over the applicable subject matter.

“Improvements” means all discoveries, Inventions, developments, modifications, innovations, updates, enhancements or improvements to Intellectual Property, including to Sarepta Technology, (whether or not protectable under Patent, trademark, copyright or similar Laws) that are conceived, discovered, invented, developed, created, made or reduced to practice in the performance of the Parties’ obligations under this Agreement.

“IND” means both the application of an Investigational New Drug Application to the FDA and its equivalent in other countries and their Regulatory Authorities, such as a clinical trial application or a clinical trial exemption, the filing of which is necessary to commence or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

“Invention” means any subject matter invented during the Term, whether or not recorded or recognized as such during the Term, by or on behalf of a Party or one or more of the Parties jointly, as determined in accordance with the provisions of U.S. patent Law governing inventions, in the performance of the Parties’ obligations under this Agreement.

“Intellectual Property” means all information, data, works of authorship, discoveries, concepts, methods, Know-How, designs, processes, software, algorithms and inventions, whether patentable or not, including, without limitation, those that could be the subject of patent, copyright, industrial design, trade secret or other forms of protection; including, without limitation, all (i) Patents; (ii) trademark applications, registrations, service marks, domain names and all renewals and extensions thereto; and (iii) copyright applications and registrations and all restorations, reversions, renewals and extensions thereof.

“JSC” has the meaning ascribed to it in the Amended and Restated Collaboration Agreement.

“Know-How” means any proprietary data, results, material(s), and nonpublic information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, discoveries, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports and plans, market research, expertise (including experts’ information), test data (including pharmacological, biological, chemical,

Exhibit A-5

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biochemical, toxicological, preclinical and clinical test data), analytical and quality control data, stability data, other study data and procedures.

“Latent Defect” means a Defect that is not discoverable upon inspection and analysis of the Batch Documentation or upon inspection using commercially reasonable efforts at the time of Actual Sarepta Receipt but is discovered at a later time.

“Laws” means, with respect to Sarepta, all laws, statutes, rules, regulations, directives, decisions, ordinances, guidelines and other pronouncements of any Governmental Authority currently in effect or enacted or promulgated during the Term, and as amended from time to time, of each jurisdiction in which the product is produced, marketed, distributed, used or sold; and with respect to Catalent, all laws, statutes, rules, and regulations of any Governmental Authority currently in effect or enacted or promulgated during the Term, and as amended from time to time, of the jurisdiction in which Catalent Manufactures the Drug Product, including cGMP.

“Lead DMD Product” means Sarepta’s lead microdystrophin gene therapy drug targeting Duchenne muscular dystrophy, which may also be referred to as SRP-9001.

“Lead DMD Product Launch” means the filing of a BLA or other commercial registration dossier for the Lead DMD Product using Catalent and Suites 3 and 4 as the manufacturer and site of Manufacture.

“Lead DMD Product Scope of Work” means the general terms of which are attached to this Agreement as Exhibit B, inclusive as Exhibit B-1 (Process Development) and Exhibit B-2 (Analytical Testing), relative to Technology Transfer Activities, Development Activities, the cGMP Manufacturing Runs, and the Process Performance Qualification, among others, which include proposed work stages for the performance of the technology transfer, engineering runs, and drug substance, drug product and analytical validation; timing of performance of the same; associated costs; and drug substance and drug product pricing.

“Manufacture” or “Manufacturing” means all activities, whether performed by a Party or a Third Party designee of a Party, related to the manufacturing of a product, or any ingredient thereof, including manufacturing for clinical use or commercial sale, formulation, filling and finishing activities, in process and product testing, release of product, quality assurance activities related to manufacturing and release of product, handling and storage of product and ongoing stability tests, packaging and labeling, and regulatory activities related to any of the foregoing.

“Manufacture/Release Period” means the period of time required for the Manufacture and release of a single Batch of Bulk Drug Substance of a Sarepta Drug Product, commencing on the date Catalent commences the Manufacture of such Batch and concluding on the submission of the corresponding Batch Documentation (which includes required release testing results) to Sarepta for its review, which period of time shall be determined by Catalent and affirmed by the JSC.

“Manufacturing Configuration” means the number of upstream production runs [**] and the subsequent downstream purification [**].

Exhibit A-6

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“Marketing Authorization” means an approval and authorization, including any renewals thereof, of the applicable Regulatory Authority necessary for the manufacture, packaging, marketing, storage, import, export, transport, distribution, sale and use of a pharmaceutical or biologic product in any country.

“Marketing Authorization Application” or “MAA” means an application to the appropriate Regulatory Authority for approval to sell a Drug Product (but excluding Pricing Approval) in any particular country or regulatory jurisdiction, including such application filed with the EMA pursuant to the Centralized Procedure or with the applicable Regulatory Authority of a country in accordance with such country’s national approval procedure.

“Material Testing Cost(s)” means out of pocket costs incurred by Catalent to perform testing required by applicable Laws, a Scope of Work, or the Quality Agreement, as applicable, to determine or confirm the identity or characteristics of Raw Materials.

“Out-of-Pocket Costs” means costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with GAAP), other than Affiliates or employees of the Parties, by a Party.

“Pass-Through Costs” means Catalent’s actual costs for [**] in each case, (a) through (i), for costs incurred for Manufacture of Bulk Drug Substance or Drug Product or the performance of services under a SOW.

“Patent Term Extension” means any term extensions, supplementary protection certificates, Regulatory Exclusivity and equivalents thereof offering Patent protection beyond the initial term with respect to any issued Patents.

“Patents” means (i) all national, regional and international patents and patent applications, including provisional patent applications, (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (iii) any and all patents that have issued or in the future issue from the foregoing patent applications ((i) and (ii)), including utility models, petty patents and design patents and certificates of invention, (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((i), (ii), and (iii)) and (v) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

“Pre-Launch Batch(es)” means a Batch or Batches ordered as part of the SOW, in contrast to Commercial Batch(es) ordered in accordance with Section 5.3. For the avoidance of doubt, it might be possible to order Pre-Launch Batches following the launch of the Lead DMD Product,

Exhibit A-7

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for example, under an amendment to the SOW related to process optimization work outside the scope of routine Manufacturing.

“Pre-Launch Period” means the period starting on January 1, 2021 and ending on the date Sarepta receives Product Approval for the Lead DMD Product.

“Post-Launch Period” means the period beginning the day after Sarepta receives Product Approval for the Lead DMD Product and ending on the last day of the Term.

“Pricing Approval” means the approval, agreement, determination or decision from a Governmental Authority establishing the price and/or reimbursement for a Sarepta Drug Product for sale in a given country or regulatory jurisdiction, as required by applicable Laws in such country or other regulatory jurisdiction prior to the sale of the Sarepta Drug Product in such country or regulatory jurisdiction.

“Procurement Fee” means a fee applied to Pass-Through Costs, excluding insurance costs to be borne by Sarepta as described in Section 5.8, [**].

“Product Approval” means, with respect to a Drug Product, the approval of a Governmental Authority necessary for the marketing and sale in a given country or regulatory jurisdiction, which may include the approval of an MAA (but shall not include any Pricing Approvals).

“Product Requirements” shall mean, with respect to each Batch Manufactured pursuant to this Agreement, that such Batch shall: (a) conform to the applicable Specifications; (b) be manufactured, packaged, labeled, handled, and stored in compliance with applicable Laws and Regulatory Acts, including Regulatory Approvals, and the Quality Agreement; (c) contain only Raw Materials that have been used, handled or stored in accordance with the Storage Guidelines, applicable Laws and Regulatory Acts, and the Quality Agreement; and (d) not be adulterated or misbranded within the meaning of the United States Federal Food, Drug and Cosmetic Act, as amended (“FDCA”), or within the meaning of any applicable state or municipal law in which the definitions of adulteration or misbranding are substantially the same as those contained in the FDCA, as such Act and such law are constituted and effective at the time of delivery and will not be an article which may not, under provisions of Sections 404, 505 or 512 of the FDCA, be introduced in interstate commerce.

“Project Manager” means the representative(s) appointed by each Party and responsible for overseeing and coordinating the conduct of the Manufacturing and the completion of the Scope of Work by Catalent.

“Purchase Order” means a written or electronic order form submitted by Sarepta in accordance with the terms of this Agreement to Catalent authorizing the manufacture and supply of Bulk Drug Substance and/or Drug Product.

“Quality Agreement” means a detailed document specifying the quality and regulatory procedures and responsibilities of the Parties with respect to the Manufacture of the Lead DMD Product, entered into pursuant to Section 6.1 by and between Sarepta and Catalent. All references

Exhibit A-8

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to Quality Agreement herein shall refer to the Quality Agreement in effect at the time of the Manufacture of the Lead DMD Product.

“Raw Materials” means all physical materials to be consumed in the Manufacture of Bulk Drug Substance or Drug Product or incorporated into Bulk Drug Substance or Drug Product or the packaging thereof, including process consumables, packaging materials, and components needed for the Manufacture of Bulk Drug Substance and/or Drug Product.

“Readiness Determination” has the meaning ascribed to it in the Amended and Restated Collaboration Agreement.

“Regulatory Acts” means any rules, regulations, directives, decisions, ordinances, guidelines and other pronouncements, including Product Approvals, of any Regulatory Authority currently in effect or enacted or promulgated during the Term, and as amended from time to time.

“Regulatory Approvals” means, with respect to a Drug Product or a facility for the Manufacture of a Drug Product or component thereof, all filings and approvals (including, as applicable, IND filings, Product Approvals, Pricing Approvals, establishment license approvals and, in each case any supplements and amendments thereto), licenses, registrations or authorizations of any Governmental Authority necessary to obtain Marketing Authorization for or to Develop, Manufacture or Commercialize a Drug Product, as applicable, for or in a country or regulatory jurisdiction.

“Regulatory Authority” means any Governmental Authority involved in granting Regulatory Approval for or in a country or regulatory jurisdiction in which the product is (or in which Sarepta, its Affiliates or sublicensees is applying for authority for it to be) produced, marketed, distributed, used or sold, including [**].

“Regulatory Exclusivity” means, with respect to Drug Products, any exclusive marketing rights or data exclusivity rights conferred by any Governmental Authority with respect to the Drug Products other than a Patent right, including in the European Union, Regulation (EC) No 726/2004 and Directive 2001/83/EC (as amended).

“Regulatory Materials” means, with respect to Drug Products or the facilities used to Manufacture Drug Products or a component thereof, as applicable, regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority that are necessary in order to obtain marketing authorization for or to Develop, Manufacture or Commercialize a Drug Product or to use a facility for the Manufacture thereof, for or in a country or regulatory jurisdiction, including all rights under the foregoing, including rights to clinical data and Regulatory [**]. Regulatory Materials include BLAs, INDs, MAAs, pre-registration documents, registration documents, presentations, responses, applications for Product Approvals and granted Product Approvals.

“Regulatory Warning Notices” means Form FDA 483 Inspectional Observations, Establishment Inspection Reports, warning letters, or their equivalents and any similar

Exhibit A-9

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correspondences received from the FDA or any other Governmental Authority having jurisdiction over a Drug Product or any facility for the Manufacture of a Drug Product or component thereof.

“Representatives” means a Party’s (and its Affiliates’) directors, officers, full-time employees, part-time employees, temporary workers, subcontractors, consultants, agents, permitted sublicensees (if any) and legal, technical, and business advisors.

“Reprocess” or “Reprocessing” means introducing a Batch back into, and repeating appropriate manipulation steps that are part of, the established Manufacturing process.

“Sarepta Clean Room Suites” means two (2) clean room suites at the [**] Facility referred to as Suites 3 and 4 [**] that will be dedicated to Sarepta for Manufacturing of Sarepta Drug Products.

“Sarepta Intellectual Property” means any Intellectual Property, including Sarepta Patents, owned or Controlled by Sarepta prior to the Original Effective Date, or otherwise arising outside the performance of this Agreement, without reliance on or reference to any Catalent Confidential Information.

“Sarepta Materials” means any or all of the master cell bank, working cell bank and/or research cell bank vials, the Cell Line, and the DNA plasmids, as provided by or made available to Catalent by or on behalf of Sarepta or its predecessor in interest, or as Developed by Catalent for purposes of Manufacturing the Lead DMD Product, as the same may be amplified, processed or improved by Catalent in accordance with this Agreement, as well as all information provided by or on behalf of Sarepta concurrently therewith that specifically relates thereto.

“Sarepta Patents” means any Patent that is owned or Controlled by Sarepta as of the Original Effective Date or comes under the ownership or Control of Sarepta during the Term and (i) is necessary for or useful to the Development, Manufacture, use or Commercialization of Sarepta Drug Products or (ii) relates to any Sarepta Drug Products. For purposes of this definition, Sarepta shall not be deemed to Control any Patent that is licensed by Catalent to Sarepta pursuant to this Agreement.

“Sarepta Technology” means (i) any present and future Intellectual Property that is owned or Controlled by Sarepta and necessary for or useful to the Development, Manufacture or Commercialization of Sarepta Drug Products and (ii) any Intellectual Property that is developed or obtained by or on behalf of Sarepta related to Sarepta Drug Products, or the Manufacture of any of the foregoing, (a) prior to the Original Effective Date, or (b) independent of this Agreement and without reliance on or reference to the Confidential Information of Catalent. Sarepta Technology specifically includes any Sarepta Materials. For purposes of this definition, Sarepta Technology shall not include any Intellectual Property that is licensed by Catalent to Sarepta pursuant to this Agreement. For clarity, Sarepta Technology includes any Development or Manufacturing Know-How originating outside of this Agreement and from any of Sarepta’s other contract manufacturers in relation to any Sarepta Drug Product.

“Specifications” shall mean, with respect to the Bulk Drug Substance or Drug Product, all specifications for Raw Materials, approved suppliers, formula, Manufacturing, analytical and

Exhibit A-10

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testing procedures, Yield, release, packaging, storage, labeling, artwork and other processes relating to the Manufacture of Bulk Drug Substance or Drug Product, as determined by Sarepta and provided to Catalent, including all master formulas, process flow diagrams, all packaging and filling work orders and all specifications and requirements contained in the BLA, all if and as amended from time to time by the Parties, and all requirements that may be included in the applicable regulatory files for the Lead DMD Product as it relates to the Bulk Drug Substance and Drug Product.

“Storage Costs” means the out of pocket costs incurred by Catalent for storage at a Third Party storage facility, which shall be mutually agreed to by the Parties on an annual basis. The first agreed upon annual amount shall be [**]. For the avoidance of doubt, the term “Storage Costs” excludes costs associated [**].

“Storage Guidelines” means those procedures, methods and conditions for preserving, monitoring and storing all Sarepta Materials, Raw Materials, Bulk Drug Substance and/or Drug Product, as set forth in the Quality Agreement or as otherwise mutually agreed to in writing by the Parties.

“Strategic Partners” means the individuals or entities that are part of a strategic partnership, which is a relationship between two commercial enterprises formalized by one or more business contracts.

“Sublicensee” means any Third Party to which Sarepta, its Affiliates or Strategic Partners, or any of its or their sublicensees grants any or all of the rights licensed by Catalent to Sarepta under this Agreement.

“Territory” means [**]. Catalent shall not be obliged to process products for sale in any of such countries if it is prevented from doing so, or would be required to obtain or apply for special permission to do so, due to any restriction (such as an embargo) imposed on it by any governmental authority, including those imposed by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Third Party” means any Person other than the Parties.

“U.S.” means the United States of America and its possessions and territories.

“Yield” means the total viral genome produced per Batch of Bulk Drug Substance.

1.2 Additional Definitions. The following terms have the meanings set forth in the corresponding Sections of this Agreement:

Defined Term Section

Acquisition Recitals

Action 18.3(c)

Actual Sarepta Receipt 8.2(b)

Additional Batches 5.3(e)

Administered Rules 20.2(b)

Exhibit A-11

DOCPROPERTY DOCXDOCID DMS=InterwovenIManage Format=<<NUM>>_<<VER>> PRESERVELOCATION \* MERGEFORMAT 137289020_3

Agreement Preamble

Amended and Restated Collaboration Agreement Recitals

Approved Production Schedule 7.4(a)

Arising IP Patents 15.8

Auditing Party 11.9

Audit 17.2(b)

Batch Documentation 9.2(d)

Batch Investigation 7.1(c)

Batch Materials Cost 5.8

Batch Price 5.5

Batch Processing 7.1(a)

Binding Orders Period 5.3(c)

Binding Quarter or BQ 5.3(c)

BOM 5.8

Catalent Preamble

Catalent Arising IP 15.4

Catalent Indemnitee 18.7

Catalent Records 17.1(a)

Catalent Financial Records 17.2(a)

cGMP Manufacturing Run 4.1

Chemistry Manufacturing and Control or CMC 11.1

CIP Savings 10.5(b)

Confidential Information 14.1

Continuous Improvement Program 10.1(h)

CPS Recitals

CPR 20.2(b)

Dedicated Clean Room Collaboration Recitals

Default 13.2

Defective Batch 7.1(b)

Delay Period 7.4(a)

Delivery 5.9(b)

Deposit 5.8

Deposit Invoice 5.8

Development Activities 4.1

Disclosing Party 14.1(a)

Effective Date Preamble

Estimate 4.7(c)(ii)

Excess Batch 5.3(a)

Extraordinary Increase 5.5(e)

Failed Batch 7.1(b)

Forecast Modification 5.3(e)

Force Majeure Event 13.1

Framework 7.1(d)

FY 5.5(e)

Indemnified Party 18.8

Indemnifying Party 18.8

Exhibit A-12

DOCPROPERTY DOCXDOCID DMS=InterwovenIManage Format=<<NUM>>_<<VER>> PRESERVELOCATION \* MERGEFORMAT 137289020_3

Initial Forecast 5.3(c)(i)

Initial Forecast Refresh 5.3(c)(ii)

Key Performance Indicators 5.4

Lead DMD Product Technology Transfer 5.15

Loss 18.6

Maximum Annual Batches 5.3(a)

Maximum Upstream Runs 5.3(a)

Minimum Annual Threshold 5.2(b)

Minimum Order Quantity 5.2(b)

Non-Binding Quarter 5.3(d)

Non-BOM Materials 5.8

Original Collaboration Agreement Recitals

Original Effective Date Recitals

Original Lead DMD Agreement Recitals

Payment Schedule 4.7(a)

PPI 5.5(e)

PPQ Completion Date 4.4

PPQ Lots 4.4

Process Development-Focused SOWs Recitals

Process Performance Qualification or PPQ 4.1

Production Schedule 5.3(f)

Receiving Party 14.1(a)

Retained Copies 19.2(j)

Rolling Forecast 5.3(d)

Root Cause 7.1(c)

Rules 20.2(b)

Sarepta Preamble

Sarepta Approval 4.6(a)

Sarepta Arising IP 15.5

[**] 8.6(d)

[**] 8.6(d)

Sarepta Drug Products Recitals

Sarepta Indemnitee 18.6

Scope of Work 4.1

Target 7.1(d)

Technology Transfer Activities 4.1

Technology Transfer Fee 5.15(c)

Technology Transfer License 5.15(a)

Term 19.1(a)

Terminating Event 7.1(a)

Termination Date 19.2(a)

Transferees 5.15

[**] 19.2(c)

[**] 8.6(d)

[**] 19.2(b)

Exhibit A-13

DOCPROPERTY DOCXDOCID DMS=InterwovenIManage Format=<<NUM>>_<<VER>> PRESERVELOCATION \* MERGEFORMAT 137289020_3

Exhibit A-14

DOCPROPERTY DOCXDOCID DMS=InterwovenIManage Format=<<NUM>>_<<VER>> PRESERVELOCATION \* MERGEFORMAT 137289020_3

EXHIBIT B

Lead DMD Product Scope of Work

Exhibit B-1

DOCPROPERTY DOCXDOCID DMS=InterwovenIManage Format=<<NUM>>_<<VER>> PRESERVELOCATION \* MERGEFORMAT 137289020_3

EXHIBIT B-1

Process Development Scope of Work

Exhibit B-1-1

DOCPROPERTY DOCXDOCID DMS=InterwovenIManage Format=<<NUM>>_<<VER>> PRESERVELOCATION \* MERGEFORMAT 137289020_3

EXHIBIT B-2

Analytical Testing Scope of Work

Exhibit B-2-1

DOCPROPERTY DOCXDOCID DMS=InterwovenIManage Format=<<NUM>>_<<VER>> PRESERVELOCATION \* MERGEFORMAT 137289020_3

Exhibit C

Approved Subcontractors

[**]

Exhibit C-1

DOCPROPERTY DOCXDOCID DMS=InterwovenIManage Format=<<NUM>>_<<VER>> PRESERVELOCATION \* MERGEFORMAT 137289020_3

Exhibit D

Sarepta Therapeutics: Notice of Batch Forecasts

Sarepta Therapeutics [**] Rolling Forecast of Bulk Drug Substance and Drug Product

[**]

Exhibit D-1

DOCPROPERTY DOCXDOCID DMS=InterwovenIManage Format=<<NUM>>_<<VER>> PRESERVELOCATION \* MERGEFORMAT 137289020_3